Exhibit 10.2

Execution Version

EUR 300,000,000

REVOLVING FACILITY AGREEMENT

for

ZELLSTOFF- UND PAPIERFABRIK ROSENTHAL GMBH

MERCER TIMBER PRODUCTS GMBH

ZELLSTOFF STENDAL GMBH

MERCER HOLZ GMBH

STENDAL PULP HOLDING GMBH

ZELLSTOFF STENDAL TRANSPORT GMBH

MERCER TIMBER PRODUCTS STENDAL GMBH

as Borrowers

arranged by

UNICREDIT BANK AG

COMMERZBANK AG, BERLIN BRANCH

LANDESBANK BADEN-WÜRTTEMBERG

as Mandated Lead Arrangers

and

UNICREDIT BANK AG

acting as coordinator and bookrunner

and

UNICREDIT BANK AG

acting as Agent

and

UNICREDIT BANK AG

acting as sustainability coordinator

and

OTHERS

REVOLVING FACILITY AGREEMENT

GERMANY 13105994.15

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THIS AGREEMENT (the "Agreement") is dated 15 September 2022 and made between:

(1)

ZELLSTOFF- UND PAPIERFABRIK ROSENTHAL GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany having its business address at Hauptstrasse 16, 07366 Rosenthal am Rennsteig, Federal Republic of Germany and is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Jena with registration number HRB 210443 ("ZPR");

(2)

MERCER TIMBER PRODUCTS GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany having its business address at Am Bahnhof 123, 07929 Saalburg-Ebersdorf, Federal Republic of Germany and is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Jena with registration number HRB 513236 ("MTP");

(3)

ZELLSTOFF STENDAL GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany having its business address at Goldbecker Strasse 1, 39596 Arneburg, Federal Republic of Germany and is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Stendal with registration number HRB 2446 ("ZSG");

(4)

MERCER HOLZ GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany having its business address at Hauptstrasse 16, 07366 Rosenthal am Rennsteig, Federal Republic of Germany and is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Jena with registration number HRB 514025 ("MH");

(5)

STENDAL PULP HOLDING GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany having its business address at Charlottenstrasse 59, 10117 Berlin, Federal Republic of Germany and is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Berlin (Charlottenburg) with registration number HRB 99095 ("SPH");

(6)

ZELLSTOFF STENDAL TRANSPORT GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany having its business address at Goldbecker Strasse 38, 39596 Arneburg, Federal Republic of Germany and is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Stendal with registration number HRB 4088 ("ZST");

(7)

MERCER TIMBER PRODUCTS STENDAL GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany having its business address at Goldbecker Straße 1, 39596 Arneburg, Federal Republic of Germany and is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Stendal with registration number HRB 28026 ("MTPS") (ZST, ZPR, MTP, ZSG, MH, SPH and MTPS are together referred to as the "Original Borrowers" and each an "Original Borrower");

(8)	THE ENTITES listed in Part I of Schedule 1 (The Original Parties) as original guarantors (the "Original Guarantors");

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(9)	UNICREDIT BANK AG, COMMERZBANK AG, BERLIN BRANCH and LANDESBANK BADEN-WÜRTTEMBERG as mandated lead arrangers (the "Arranger");
(10)	UNICREDIT BANK AG as coordinator and bookrunner (the "Coordinator");
(11)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the "Original Lenders");
(12)	UNICREDIT BANK AG as agent of the other Finance Parties (the "Agent"); and
(13)	UNICREDIT BANK AG as sustainability coordinator (the "Sustainability Coordinator").

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

"Acceding Increase Lender" has the meaning given to it in Clause 3 (Accordion Increase).

"Accession Letter" means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

"Additional Borrower" means a company which becomes an Additional Borrower in accordance with Clause 27.2 (Additional Borrowers).

"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 27.4 (Additional Guarantors).

"Additional Obligor" means an Additional Borrower or an Additional Guarantor.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Ancillary Commencement Date" means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period.

"Ancillary Commitment" means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 7 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

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"Ancillary Document" means each document relating to or evidencing the terms of an Ancillary Facility.

"Ancillary Facility" means any ancillary facility made available by an Ancillary Lender in accordance with Clause 7 (Ancillary Facilities).

"Ancillary Lender" means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 7 (Ancillary Facilities).

"Ancillary Outstandings" means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on demand short term loan facility (net of any Available Credit Balance);
(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and
(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender in accordance with the relevant Ancillary Document or normal banking practice.

"Anti-Money Laundering" means any applicable laws or regulations in any jurisdiction in which an Obligor is located or doing business that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the date falling one (1) month before the Termination Date.

"Available Commitment" means a Lender's Commitment minus (subject as set out below):

(a)	the amount of its participation in any outstanding Loans and the amount of the aggregate of its Ancillary Commitments; and
(b)

in relation to any proposed Utilisation, the amount of its participation in any other Loans that are due to be made on or before the proposed Utilisation Date, and the amount of its Ancillary Commitment in relation to any new Ancillary

Facility that is due to be made available on or before the proposed Utilisation Date.

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For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation the following amounts shall not be deducted from that Lender's Commitment:

(i)	that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date; and
(ii)	that Lender's Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

"Available Credit Balance" means in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Borrower" means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 27 (Changes to the Obligors).

"Break Costs" means the amount (if any) by which:

(a)

the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Munich and London and which is a TARGET Day.

"Code" means the US Internal Revenue Code of 1986.

"Change of Control" means if:

(a)	the Ultimate Parent ceases to Control the Obligors; or
(b)	any other person or group of persons acting in concert gains direct or indirect Control of the Ultimate Parent and the Obligors (or any of them),

and for the purposes of this definition, "acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate,

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through the acquisition of shares or partnership interests in a person, either directly or indirectly, to obtain or consolidate Control of such person.

"Control" means the direct or indirect power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(a)	cast, or control the casting of more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of such body corporate or another entity; or
(b)	appoint or remove all, or the majority, of the partners, directors, management board members, or other equivalent officers of such body corporate; and/or the holding of more than 50 per cent. of the issued share capital of such body corporate or holding the post of managing partner of a limited partnership or legal partnership (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) and "Controlled" shall be construed accordingly.

"Commitment" means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 3 (Accordion Increase); and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 3 (Accordion Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

"Confidential Information" means all information relating to the Borrowers, any Obligor, the Group, the Mercer Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or the Mercer Group or any of its advisers; or
(b)

another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or the Mercer Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

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(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidential Information); or
(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or the Mercer Group or any of its advisers; or
(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or the Mercer Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 11 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrowers and the Agent.

"Dangerous Substance" means any chemical, biological, industrial, toxic, contaminant, explosive, radioactive, hazardous or dangerous emissions, noise and any natural or artificial substance (in whatever form) including asbestos, oil, petroleum, warfare agents (Kampfstoffe) other waste and any genetically modified organism the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or any other living organism or damaging the Environment or public health or welfare at any site owned, leased, occupied or used by any member of the Group or requires remediation under Environmental Law, in each case including any controlled, special, hazardous, toxic, radioactive or dangerous waste.

"Default" means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:

(a)

which has failed to make its participation in a Loan available (or has notified the Agent that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 6.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)its failure to pay is caused by

(A)	administrative or technical error; or

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(B)	a Disruption Event, and

payment is made within three (3) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Designated Gross Amount" means the amount notified by the relevant Borrower to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

"Designated Net Amount" means the amount notified by the relevant Borrower to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

"Disruption Event" means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Distribution" has the meaning given to such term in the Shareholders' Undertaking Agreement.

"Eligible Institution" means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrowers and which, in each case, is not a member of the Mercer Group.

"Environment" means all, or any of, the following media: the air (including the air within buildings and the air within other natural or man-made structures above or below ground, such as soil-vapour), water (including ground and surface water, coastal or inland waters, aquifers, leachates, pipes, drains and sewers) and land (including buildings and other structures in, on or under it and any surface and sub-surface soil) and human health or safety, living organism and ecological systems.

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"Environmental Claim" means any claim by any person:

(a)	in respect of any loss or liability suffered or incurred by that person as a result of or in connection with any violation of Environmental Law; or
(b)

that arises as a result of or in connection with Environmental Contamination and that could give rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings.

"Environmental Contamination" means each of the following and their consequences:

(a)	any release, discharge, emission, leakage or spillage of any Dangerous Substance at or from any site owned, leased, occupied or used by any member of the Group into any part of the Environment; or
(b)

any accident, fire, explosion or sudden event at any site owned, leased, occupied or used by any member of the Group which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(c)	any other pollution of the Environment,

other than those in compliance with Environmental Law or any Environmental Permit, as the case may be.

"Environmental Law" means all regulations, agreements with the authorities and the like having legal effect in Germany concerning the protection of, or the prevention of damage to, human health, the Environment, the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances or the regulation or control of Dangerous Substances or Environmental Contamination or the provision of remedies in relation to harm or damage to the Environment, plus the applicable World Bank Environmental Health and Safety Guidelines.

"Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned, leased, occupied or used by the relevant member of the Group.

"EURIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or
(b)	as otherwise determined pursuant to Clause 12.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

"Event of Default" means any event or circumstance specified as such in Clause 25 (Events of Default).

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"Existing Indebtedness" means any Financial Indebtedness of the Group set out in Schedule 10 (Existing Indebtedness).

"Existing Letters of Credit" means the letters of credit under the Existing Facility outstanding on the date of this Agreement and which are listed in Schedule 8 (Existing Letters of Credit).

"Existing Facility" means the EUR 200,000,000 revolving facility agreement dated 19 December 2018 between, inter alios, UniCredit Bank AG and Commerzbank AG, Luxembourg Branch as arrangers, UniCredit Bank AG as agent, Zellstoff- und Papierfabrik Rosenthal GmbH, Mercer Timber Products GmbH, Mercer Timber Products Stendal GmbH, Zellstoff Stendal GmbH, Mercer Holz GmbH, Stendal Pulp Holding GmbH and Zellstoff Stendal Transport GmbH as original borrowers and together with Mercer Pulp Sales GmbH as original guarantors and the financial institutions named therein as lenders.

"Existing Increase Lender" has the meaning given to it in Clause 3 (Accordion Increase).

"Existing Security" means the Security of the Group set out in Schedule 9 (Existing Security).

"Facility" means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means, in respect of a Lender, the office notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office through which it will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service,

the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)

in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

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"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means:

(a)

any letter or letters dated on or about the date of this Agreement between the Arranger, Agent or Coordinator and each of the Original Borrowers setting out any of the fees referred to in Clause 13 (Fees); and

(b)	any other agreement setting out fees referred to in Clause 13.5 (Interest, commission and fees on Ancillary Facilities).

"Finance Document" means this Agreement, the Shareholders' Undertaking Agreement, the Sustainability Target Statement, the Target Group Disclosure Statement, any Fee Letter, any Accession Letter, any Resignation Letter, any Ancillary Document and any other document designated as such by the Agent and any of the Borrowers.

"Finance Party" means the Agent, the Coordinator, the Sustainability Coordinator, any Arranger or a Lender.

"Financial Indebtedness" means (without any duplication) any indebtedness for or in respect of:

(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

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(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(i)	any amount raised by the issue of shares redeemable by the holder of such shares prior to the expiry of the Termination Date; and
(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph (a) of Clause 12.3 (Cost of funds).

"GAAP" means generally accepted accounting principles in Germany.

"German Obligor" means any Obligor incorporated or established (as the case may be) in the Federal Republic of Germany.

"Gross Outstandings" means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words "(net of any Available Credit Balance)" in paragraph (a) of the definition of "Ancillary Outstandings" were deleted.

"Group" means all entities of Mercer Germany collectively and "member of the Group" shall be construed accordingly.

"Guarantor" means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 27 (Changes to the Obligors).

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"Increase Accession Agreement" means a document substantially in the form of Part II of Schedule 14 (Increase Certificate and Increase Accession Agreement).

"Increase Amount" has the meaning given to it in Clause 3 (Accordion Increase).

"Increase Certificate" means a document substantially in the form of Part I of Schedule 14 (Increase Certificate and Increase Accession Agreement).

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 13 (Form of Increase Confirmation).

"Increase Effective Date" means the date specified by the Obligors’ Agent to the Agent as being the date on which the proposed increase in the amount of the Commitment of an Increase Lender or the accession of an Acceding Increase Lender is to take effect.

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"Increase Lender" has the meaning given to that term in Clause 2.2 (Increase). "Increase Request" has the meaning given to it in Clause 3 (Accordion Increase). "Insolvency Event" in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) calendar days of the institution or presentation thereof;
(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) calendar days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

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(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Insurances" means any and all of the contracts of insurance and reinsurance that each Borrower is required to procure and maintain pursuant to the terms hereof.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.4 (Default interest and lump sum damages).

"Interpolated Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for that Loan.

"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership (limited or otherwise) or any other entity.

"KPI Score" means, in relation to each Sustainability KPI and the relevant financial year of the Ultimate Parent, the value of such Sustainability KPI as stated in the Sustainability KPI Compliance Certificate.

"KPI Target Score" means, in relation to each Sustainability KPI and the relevant financial year of the Ultimate Parent, the number agreed as such in the Sustainability Target Statement.

"Lender" means:

(a)	any Original Lender; and
(b)

any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 2.2 (Increase), Clause 3 (Accordion Increase) or Clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LMA" means the Loan Market Association.

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 60 per cent. (%) of the Total Commitments (or, if the Total Commitments have been reduced to zero,

Germany 13105994.15	16

aggregated more than 60 per cent. (%) of the Total Commitments immediately prior to the reduction).

"Margin" means, subject to paragraph (b) below, 1.30 per cent. (%) per annum,

(a)	but if:
(i)	no Event of Default has occurred and is continuing;
(ii)	a period of at least 12 Months has expired since the date of this Agreement; and
(iii)	the Leverage Ratio set out in the most recent Compliance Certificate is within a range set out below,

then, subject to paragraph (b) below, the Margin for each Loan will be the percentage per annum set out below opposite that range:

Leverage Ratio	Margin % p.a.
Greater than or equal to 2.5:1	2.25
Less than 2.50:1 but greater than or equal to 1.50:1	1.75
Less than 1.50:1	1.30

However:

(A)

any increase or decrease in the Margin for a Loan shall take effect on the date (the "reset date") which is 5 Business Days after receipt by the Agent of the actual Compliance Certificate pursuant to Clause 21.2 (Compliance Certificate);

(B)

if, following receipt by the Agent of the Compliance Certificate related to the relevant financial statements, that Compliance Certificate does not confirm the basis for a reduced Margin, then paragraph (b) of Clause 10.3 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised ratio of Leverage Ratio;

(C)	while an Event of Default is continuing, the Margin for each Loan shall be the highest percentage per annum set out above; and
(D)	for the purpose of determining the Margin, the Leverage Ratio shall be determined in accordance with Clause 22.1 (Financial definitions); and

(b)

if the Agent receives the SPA Closing Notice in accordance with Clause 21.4 (Information relating to SPA Acquisition and Target Group Disclosure Statement), the applicable Margin shall be increased by additional 0.10 per cent. (%) points per annum, which shall take effect on the date which is 5 Business Days after receipt by the Agent of the SPA Closing Notice.

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"Material Adverse Effect" means an event, occurrence or condition which has a material adverse effect (as compared with the situation which would have prevailed but for such events, occurrence or condition) on:

(a)	the business, operations, property and financial condition of the Group taken as a whole;
(b)	the ability of any Borrower to perform any of its obligations under the Finance Documents; or
(c)	the validity or enforceability of the Finance Documents.

"Mercer Group" means the Ultimate Parent and its Subsidiaries from time to time and "member of the Mercer Group" shall be construed accordingly.

"Mercer Germany" means collectively the Obligors and each Subsidiary organized under the laws of Germany of any Obligor, including (for the avoidance of doubt) any Target Group Company following its accession to this Agreement as Additional Obligor in accordance with Clause 24 (Conditions Subsequent).

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Multi-account Overdraft" means an Ancillary Facility which is an overdraft facility comprising more than one account.

"Net Outstandings" means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

"New Lender" has the meaning given to that term in Clause 26 (Changes to the Lenders).

"Obligor" means a Borrower or a Guarantor.

"Obligors' Agent" means each of ZPR and ZSG, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors' Agent).

"Original Financial Statements" means:

(a)	in relation to the Ultimate Parent, the audited consolidated financial statements of the Mercer Group for the financial year ended 2021;

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(b)	in relation to each Original Obligor, its audited financial statements for its financial year ended 2021;
(c)

in relation to Mercer Germany (combined upon auditor's verifiable review (prüferische Durchsicht) of consolidated debt, revenues and expenses), the financial statements for its financial year ended 2021; and

(d)	in relation to each Additional Obligor the financial statements delivered as a condition precedent to its accession.

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Guarantor, as at the date on which that Additional Guarantor becomes Party as a Guarantor.

"Original Obligor" means an Original Borrower or an Original Guarantor.

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Permitted Encumbrances" means:

(a)	any lien arising by operation of law or in the ordinary course of trading;
(b)	any Security on the assets subject to a retention of title arising by operation of any retention of title agreement entered into in the ordinary course of trading;
(c)	any Security over assets in connection with lease agreements having an aggregate contract value of EUR 50,000,000 in respect of the Group (as a whole) at any time;
(d)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:
(i)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group;
(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and
(iii)	the Security is removed or discharged within 180 calendar days of the date of acquisition of such asset or in the case of the Target Group Factoring Agreement, on or before 30 September 2023;
(e)

any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Security was not created in contemplation of the acquisition of that company;

Germany 13105994.15	19

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and
(iii)	the Security is removed or discharged within 180 calendar days of that company becoming a member of the Group;
(f)	any liens for taxes or arising as a result of litigation or legal proceedings that are being contested in good faith by appropriate proceedings;
(g)	any Security securing any Financial Indebtedness permitted in accordance with paragraph (d) of the definition of Permitted Indebtedness; and/or
(h)

other liens on assets that were not incurred in connection with Financial Indebtedness and that do not in the aggregate materially adversely affect the value of the said assets or materially impair their use in the ordinary course of business.

"Permitted Gross Outstandings" means, in relation to a Multi-account Overdraft, any amount, not exceeding its Designated Gross Amount, which is the amount of the Gross Outstandings of that Multi-account Overdraft.

"Permitted Indebtedness" means any:

(a)	Existing Indebtedness;
(b)	Until the date of first Utilisation, Financial Indebtedness under the Existing Facility;
(c)	Financial Indebtedness incurred under, or as expressly permitted by, the Transaction Documents;
(d)	Financial Indebtedness incurred between any of the Obligors;
(e)

Financial Indebtedness incurred as Subordinated Debt by any Borrower, or if made available to any other Obligor than the Borrowers, to the extent on-lent or otherwise passed on to any Borrower, which is legally and structurally subordinated to any liabilities (including contingent liabilities) of the Borrowers and the relevant Obligor under the Finance Documents in accordance with the Shareholders' Undertaking Agreement;

(f)

Financial Indebtedness incurred by the Obligors (or any of them) in the ordinary course of business which does not exceed an aggregate amount in respect of the Obligors (calculated on a combined basis) of EUR 50,000,000 (or the equivalent in any other currency) at any time; and

(g)	any other Financial Indebtedness permitted by the Majority Lenders from time to time.

"Permitted Transaction" means:

(a)

transactions (other than the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of business (including with respect to affiliates on an arm's length basis); and

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(b)	any other disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security given, or other transaction arising, under the Finance Documents or as permitted by the Majority Lenders.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period, unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Jurisdiction" means the Original Jurisdiction of each Obligor and the jurisdiction of incorporation of each other member of the Group.

"Relevant Market" means the European interbank market.

"Repeating Representations" means each of the representations set out in Clause 20.1 (Status), Clause 20.2 (Binding obligations), Clause 20.3 (Non-conflict with other obligations), Clause 20.4 (Power and authority), Clause 20.5 (Authorisations), Clause 20.6 (Governing law and enforcement), Clause 20.10 (No default), Clause 20.11 (No misleading information), Clause 20.12 (Financial Statements), Clause 20.13 (Pari passu ranking), Clause 20.16 (Good title to assets), Clause 20.23 (Sanctions) and Clause 20.24 (Anti-bribery, anti-corruption and Anti-Money Laundering).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Resignation Letter" means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

"Rollover Loan" means one or more Loans:

(a)	made or to be made on the same day that (i) a maturing Loan is due to be repaid;
(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan; and
(c)	made or to be made to the same Borrower for the purpose of refinancing that maturing Loan.

"Sanctions" means any law, regulation, executive order, embargo, restrictive measure or other enabling legislation of any kind for trade, economic or financial sanctions, imposed, enacted, administered or enforced by a Sanctions Authority.

"Sanctions Authority" means each of the United Nations, the European Union, the Federal Republic of Germany, the United Kingdom, Switzerland or the United States of America.

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"Sanctioned Country" means, while it is subject to any Sanctions, each of Russia, Luhansk (city of Ukraine), Donetsk (city of Ukraine), the Islamic Republic of Iran, the Democratic Peoples’ Republic of Korea (North Korea), the Republic of Cuba, the Syrian Arab Republic (Syria), the Republic of the Sudan (North Sudan), the Republic of South Sudan, the Crimea region of Ukraine (Crimea) or any country, region or territory that is, or whose government is, subject of country-wide, region-wide or territory-wide Sanctions broadly prohibiting dealings with such country, region, territory or government.

"Sanctions List" means each of the "Specially Designated Nationals and Blocked Persons List" maintained by the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury;  the "Denied Persons List" of the U.S. Department of Commerce or any similar list issued by any Sanctions Authority as amended in its current form.

"Sanctioned Person" means a person (i) located, domiciled, resident, organised under the laws of or incorporated in a Sanctioned Country, (ii) who is the government or owned or controlled by the government of a Sanctioned Country or by a party located, domiciled, resident, organised under the laws of or incorporated in a Sanctioned Country, (iii) subject to any Sanction or (iv) named on any Sanctions List.

"Screen Rate" means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Obligors' Agent.

"Security" means a mortgage, charge, land charge (Grundschuld), pledge, lien, assignment, transfer for security purposes, extended retention of title arrangements (verlängerter Eigentumsvorbehalt) or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Separate Loan" has the meaning given to that term in Clause 8.1 (Repayment of Loans).

"Shareholder Distribution Account MPS" means the account named "Shareholder Distribution Account MPS" held by Mercer Pulp Sales GmbH with UniCredit Bank AG.

"Shareholder Distribution Account MTP" means the account named "Shareholder Distribution Account MTP" held by MTP with UniCredit Bank AG.

"Shareholder Distribution Accounts" means the Shareholder Distribution Account MPS, the Shareholder Distribution Account MTP, the Shareholder Distribution Account SPH, the Shareholder Distribution Account ZPR and the Shareholder Distribution Account ZSG.

"Shareholder Distribution Account SPH" means the account named "Shareholder Distribution Account SPH" held by SPH with UniCredit Bank AG.

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"Shareholder Distribution Account ZPR" means the account named "Shareholder Distribution Account ZPR" held by ZPR with UniCredit Bank AG.

"Shareholder Distribution Account ZSG" means the account named "Shareholder Distribution Account ZSG" held by ZSG with UniCredit Bank AG.

"Shareholder Loan Agreements" means:

(a)	the SPA Acquisition Shareholder Loan; and
(b)	any shareholder loan agreement or similar document entered into from time to time between the Ultimate Parent as lender and an Obligor as borrower.

"Shareholders' Undertaking Agreement" means the shareholders' undertaking agreement originally dated 19 August 2009 and amended and restated on 12 April 2017 and on 19 December 2018 and further amended and restated by an amendment and restatement agreement dated on or about the date of this Agreement (and further amended and restated from time to time) entered into between, inter alios, the Agent, the Ultimate Parent and the Obligors.

"SPA" means the sale and purchase agreement signed and notarized on 22 July 2022, among Wood Intermediate S.à r.l. as the seller, Mainsee 1434. V V GmbH as the purchaser and the Ultimate Parent as guarantor.

"SPA Acquisition" means the acquisition of Wood Holdco GmbH and ancillary matters as contemplated in the SPA.

"SPA Acquisition Advance" means a one-time Loan under the Facility up to a maximum of EUR 100,000,000 to partially fund the SPA Closing.

"SPA Acquisition Shareholder Loan" means the shareholder loan agreement to be entered into between the Ultimate Parent as lender and SPH as borrower in connection with the SPA Acquisition to finance additional funds required for the SPA Closing (including costs and expenses).

"SPA Closing" means the "Closing" pursuant to the terms of the SPA.

"SPA Closing Notice" has the meaning ascribed thereto in Clause 21.4 (Information relating to SPA Acquisition and Target Group Disclosure Statement).

"Specified Time" means a day or time determined in accordance with Schedule 12 (Timetables).

"Subordinated Debt" means any debt incurred by a member of the Group pursuant to a Shareholder Loan Agreement including interest and accrued interest.

"Subsidiary" means a subsidiary within the meaning of sections 15 - 17 Stock Corporation Act (Aktiengesetz).

"Sustainability Assurance Firm" means an independent accounting or other assurance firm as appointed by the Ultimate Parent from time to time who provides a statement of limited assurance in relation to the Sustainability KPI's.

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"Sustainability KPI's" means the sustainability key performance indicators (KPI 1, KPI 2 and KPI 3) set out and depicted in the Sustainability Target Statement and "Sustainability KPI" means any of them.

"Sustainability KPI Compliance Certificate" means, with respect to the relevant financial year, an annual statement that includes the KPI Score achieved by the Ultimate Parent in relation to each of the Sustainability KPI's, signed by the Ultimate Parent and provided by the Borrowers or the Ultimate Parent to the Agent each year, substantially in the form set out in Schedule 15 (Form of Sustainability KPI Compliance Certificate).

"Sustainability Report" means a report of the Ultimate Parent for a financial year that is publicly available reporting on the Sustainability KPI's for the Ultimate Parent that includes a limited assurance report of the Sustainability Assurance Firm.

"Sustainability Target Statement" means a sustainability target statement dated on or about the date of this Agreement setting out the Sustainability KPI's, including a defined ESG rating score and annual KPI Target Scores (as set out in the annex thereto) as agreed between the Ultimate Parent and the Sustainability Coordinator (acting on the instructions of the Majority Lenders) and as the same may be amended or restated from time to time.

"Target Group Borrower" means HIT Holzindustrie Torgau GmbH & Co. KG.

"Target Group Companies" means, collectively, the Target Group Borrower, any Target Group Guarantor, and their respective Subsidiaries from time to time and "Target Group Company" means any of them.

"Target Group Disclosure Statement" means a disclosure statement dated on or about the date of this Agreement in respect of the Target Group Companies provided by the Borrowers to the Agent.

"Target Group Guarantors" means, collectively, Erste HIT Beteiligungsgesellschaft mbH, Zweite HIT Beteiligungsgesellschaft mbH, HIT Holzindustrie Torgau GmbH & Co. KG, HIT Holzindustrie Torgau Verwaltungsgesellschaft mbH and PLT Torgau GmbH and "Target Group Guarantor" means any of them.

"Target Group Factoring Agreement" means a factoring facility agreement entered into by the Target Group Borrower relating to trade receivables with Targo Commercial Finance AG as factor, originally dated 22 September 2018, as amended, and last amended on 17 August 2021, providing for a facility with a maximum commitment of up to EUR 15,000,000 for non-recourse factoring.

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.

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"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Termination Date" means the date falling five (5) years after the date of this Agreement.

"Total Commitments" means the aggregate of the Commitments, being EUR 300,000,000 at the date of this Agreement.

"Transaction Documents" means the Finance Documents, the Shareholder Loan Agreements and any other document agreed to be a "Transaction Document" by both the Agent and the Borrowers.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

"Transfer Date" means, in relation to an assignment and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 26.5 (Procedure for assignment and transfer by way of assumption of contract (Vertragsübernahme)), the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and
(b)	the date on which the Agent executes the Transfer Certificate.

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Ultimate Parent" means Mercer International Inc. a corporation organised under the laws of the State of Washington, United States of America, having an office at Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"U.S. GAAP" means generally accepted accounting principles in the United States of America.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in (Requests).

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

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1.2	Construction
(a)	Unless a contrary indication appears any reference in this Agreement to:
(i)

the "Agent", any "Arranger", the Coordinator", any "Finance Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)

"director" includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(iv)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;
(v)	a "group of Lenders" includes all the Lenders;
(vi)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(vii)

a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(viii)

a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and
(x)	a time of day is a reference to Munich time.
(b)

The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.
(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

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(e)

Unless a contrary indication appears, when an obligation is stated to be an obligation of the Borrowers, each Borrower shall be jointly and severally (gesamtschuldnerisch) responsible for such obligation.

(f)	A Default or an Event of Default is "continuing" if it has not been remedied or waived.
(g)

A Borrower providing "cash cover" for an Ancillary Facility means a Borrower paying an amount in the currency of the Ancillary Facility to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with the Ancillary Facility for which that cash cover is to be provided;
(ii)

until no amount is or may be outstanding under that Ancillary Facility withdrawals from the account may only be made to pay the relevant Ancillary Facility amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and

(iii)

the Borrower has executed a security document, in form and substance satisfactory to the Ancillary Facility with which that account is held, creating a first ranking security interest over that account.

(h)	A Borrower "repaying" or "prepaying" Ancillary Outstandings means:
(i)	that Borrower providing cash cover in respect of those Ancillary Outstandings;
(ii)	the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or
(iii)	the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which Ancillary Outstandings are repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(i)	An amount borrowed includes any amount utilised under an Ancillary Facility.
(j)

Subject to Clause 37.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(k)	Nothing in this Agreement shall be construed so as to exclude (erlassen) the liability of any person for its own gross negligence (grobe Fahrlässigkeit) and/or wilful misconduct (Vorsatz).

1.3	Currency symbols and definitions

"€", "EUR" and "euro" denote the single currency of the Participating Member States.

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1.4	English language

This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.5	Shareholder Distribution Accounts

Notwithstanding any provision of this Agreement or any other Finance Document to the contrary, each Borrower, the Agent and the Lenders agree that:

(a)	the Shareholder Distribution Accounts shall not be subject to any Security from, by or under any Finance Document; and

(b)

nothing herein or in any Finance Document shall restrict, prohibit or otherwise limit any Borrower from paying, disbursing, transferring or transmitting all or parts of any moneys or assets in a Shareholder Distribution Account in its respective sole discretion from time to time and at any time.

1.6	Relevant Restructuring Event
(a)	Notwithstanding anything to the contrary in this Agreement, the Finance Parties are not entitled to:
(i)	cancel any of the Commitments made available to a Relevant Borrower;
(ii)	terminate or cancel this Agreement or the Facility towards a Relevant Borrower;
(iii)	refuse to make a Loan or Utilisation available to a Relevant Borrower;
(iv)

cancel, accelerate, declare due and payable or cause repayment or prepayment of any amounts owing under this Agreement or any other Finance Document by a Relevant Borrower prior to its stated maturity; or

(v)	otherwise withhold performance or terminate, accelerate or, in any other way, modify this Agreement or any other Finance Document to the detriment of a Relevant Borrower,

solely by reason of the occurrence of an applicable Relevant Restructuring Event in relation to that Relevant Borrower, in each case if and to the extent such rights, remedies and/or measures are restricted or excluded by any applicable Relevant Termination Restriction.

(b)	Nothing in this Clause 1.6 shall limit or exclude:
(i)	any of the obligations of that Relevant Borrower or any other Obligor under this Agreement or any other Finance Document; or

Germany 13105994.15	28

(ii)	any of the rights, remedies or entitlements of the Finance Parties:
(A)	against the respective Relevant Borrower arising on, or being available because of, any ground other than the occurrence of any applicable Relevant Restructuring Event;
(B)	against any other Obligor (other than the respective Relevant Borrower); or
(C)	being available under any applicable law (including section 55 paragraph 3 of the StaRUG).
(c)	In this Clause 1.6:

"COMI" means, in relation to a person, its centre of main interest (as that term is used in Article 3(1) of the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the "Regulation") or any establishment (as that term is used in Article 2(10) of the Regulation) of that person.

"EU Restructuring Directive" means the Directive (EU) 2019/1023 of the European Parliament and of the Council of 20 June 2019 on preventive restructuring frameworks, on discharge of debt and disqualifications, and on measures to increase the efficiency of procedures concerning restructuring, insolvency and discharge of debt, amending Directive (EU) 2017/1132 (Directive on restructuring and insolvency).

"Relevant Borrower" means any Borrower having its COMI in a member state of the European Union, Iceland, Liechtenstein or Norway.

"Relevant Termination Restriction" means:

(a)	in relation to a Relevant Borrower which has its COMI in Germany, section 44 paragraph 1 of the StaRUG; and
(b)

in relation to a Relevant Borrower which has its COMI in a member state of the European Union (other than Germany), Iceland, Liechtenstein or Norway, the law or regulation of that member state of the European Union, Iceland, Liechtenstein or Norway, as the case may be, which implements paragraph 5 of Article 7 (Consequences of the stay of individual enforcement actions) of the EU Restructuring Directive.

"Relevant Restructuring Event" means:

(a)	in relation to a Relevant Borrower which has its COMI in Germany, any StaRUG Event; and
(b)

in relation to a Relevant Borrower which has its COMI in a member state of the European Union (other than Germany), Iceland, Liechtenstein or Norway, any event in relation to which the law or regulation of that member state of the European Union, Iceland, Liechtenstein or Norway, as the case may be, which

Germany 13105994.15	29

implements paragraph 5 of Article 7 (Consequences of the stay of individual enforcement actions) of the EU Restructuring Directive restricts or excludes a creditor's rights, remedies and/or measures vis-à-vis the relevant debtor(s) which are or become available or exercisable by reason of such event.

"StaRUG" means the German Act on the Stabilisation and Restructuring Framework for Companies (Unternehmensstabilisierungs- und - restrukturierungsgesetz).

"StaRUG Event" means, in relation to a person which has its COMI in Germany, a restructuring matter (Restrukturierungssache) being pending (rechtshängig) against that person or that person utilising any tools of the restructuring or stabilisation framework (Instrumente des Stabilisierungs- und Restrukturierungsrahmens) pursuant to the StaRUG.

SECTION 2

THE FACILITY

2.	THE FACILITY
2.1	The Facility
(a)

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a euro revolving loan facility in an aggregate amount equal to the Total Commitments subject to Clause 3 (Accordion Increase).

(b)

Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make all or part of its Commitment available to any Borrower as a euro denominated Ancillary Facility, provided that the aggregate amount of Ancillary Facilities shall not at any time exceed an amount of EUR 30,000,000.

2.2	Increase
(a)	The relevant Borrower may by giving prior notice to the Agent by no later than the date falling thirty (30) calendar days after the effective date of a cancellation of:
(i)	the Available Commitment of a Defaulting Lender in accordance with paragraph (g) of Clause 9.5 (Right of replacement or repayment and cancellation in relation to a single Lender); or
(ii)	the Commitment of a Lender in accordance with:
(A)	Clause 9.1 (Illegality); or
(B)	paragraph (a) of Clause 9.5 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments be increased (and the Commitments shall be so increased) in an aggregate amount in euros of up to the amount of the Commitments so cancelled as follows:

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(iii)

the increased Commitments will be assumed by one or more Eligible Institutions (each an "Increase Lender") each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(iv)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(v)

each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and
(vii)

any increase in the Commitments shall take effect on the date specified by the relevant Borrower in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b)

The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)

The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(d)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)

The relevant Borrower shall, promptly on demand, pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(f)

Neither the Agent nor any Lender shall have any obligation to find or to be an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

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(g)	Clause 26.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;
(ii)	the "New Lender" were references to that "Increase Lender"; and

(iii)a "re-assignment" and "re-assignment and re-transfer by assumption of contract (Vertragsübernahme)" were references to respectively an "assignment" and "assignment and transfer by assumption of contract (Vertragsübernahme)".

2.3	Finance Parties' rights and obligations
(a)

The obligations of each Finance Party under the Finance Documents are several and do not constitute a joint obligation (Ausschluss der gesamtschuldnerischen Haftung). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and do not constitute a joint creditorship (Ausschluss der Gesamtgläubigerschaft) and any debt arising under the Finance Documents to a Finance Party from an Obligor is, except as otherwise set out in this Agreement or any other Finance Document, a separate and independent debt (Ausschluss der gesamtschuldnerischen Haftung) in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.4	Obligors' Agent
(a)

Each Obligor (and ZPR with respect to ZSG and ZSG with respect to ZPR) by its execution of this Agreement or an Accession Letter irrevocably appoints each of ZPR and ZSG individually (each acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)

each of ZPR and ZSG on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

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(ii)each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to either ZPR or ZSG (as the case may be), and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by either Obligors' Agent or given to either Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

3.	ACCORDION INCREASE
3.1	Facility Increase
(a)	The Obligors’ Agent may by written notice (the "Increase Request") to the Agent not less than one (1) calendar year prior to the Termination Date invite:
(i)	all Lenders (each an "Existing Increase Lender"); and/or
(ii)

any other banks or financial institutions or trusts, funds or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and are acceptable to the Agent (acting on the instructions of the Majority Lenders) (each an "Acceding Increase Lender"), to agree to participate in the Facility with additional Commitments not exceeding EUR 75,000,000 in aggregate at any time (the "Increase Amount"), whereas the additional Commitments may consist of several individual amounts.

(b)	The Increase Request is irrevocable.
(c)	The Agent must promptly notify the Lenders of an Increase Request.
(d)	The Obligors’ Agent may submit an Increase Request once.
(e)	The Increase Amount shall be a minimum of EUR 25,000,000.
(f)	The Total Commitments shall not exceed EUR 375,000,000 at any time following an increase under this Clause 3.
(g)	Each Existing Increase Lender and/or Acceding Increase Lender which has obtained all applicable internal approvals to increase its Commitment or to provide its Commitment (as

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applicable) shall on or before the date (the "Increase Notification Deadline") falling 30 Business Days after the date of the Increase Request notify the Agent of such Commitment.
(h)

The Agent must promptly after the Increase Notification Deadline notify the Obligors’ Agent of the Commitments referred to in paragraph (g) above. Upon such notification, the Obligors’ Agent shall promptly notify the Agent of (i) the Increase Effective Date which shall be a date falling not earlier than the date falling eight (8) Business Days after it has so informed the Agent, (ii) the Increase Amount and (iii) the amount of the Commitments per Lender (including any Acceding Increase Lenders) as of the Increase Effective Date.

(i)

If the aggregate amount of the proposed increase in Commitments exceeds the Increase Amount, then the proposed increase in Commitments of each Existing Increase Lender and each Acceding Increase Lender shall be reduced on a pro rata basis until the aggregate of the proposed increase in Commitments of all the Lenders (including the Acceding Increase Lenders) equals the Increase Amount.

(j)

Unless otherwise provided for in the relevant Increase Certificate or Increase Accession Agreement, the terms and conditions of the Facility (other than changes resulting from the inclusion of the Increase Amount) shall remain unchanged and in full force and effect.

3.2	Notification of participation in Increase Amount

The Agent shall notify each Existing Increase Lender and each Acceding Increase Lender of the amount of its additional or new Commitment by no later than five (5) Business Days prior the Increase Effective Date. The aggregate of the increases in the Commitments of all Existing Increase Lenders and the new Commitments of all Acceding Increase Lenders pursuant to this Clause 3 shall not exceed the Increase Amount.

3.3	Delivery of Increase Certificates / Increase Accession Agreements

No later than three (3) Business Days prior to the Increase Effective Date:

(a)	each Lender which is an Existing Increase Lender shall deliver to the Agent a duly completed and executed Increase Certificate; and
(b)	the Obligors’ Agent shall procure that each Acceding Increase Lender shall deliver to the Agent a duly completed and executed Increase Accession Agreement.
3.4	Effectiveness of Increase
(a)

On an Increase Effective Date, the Agent shall execute each Increase Certificate and each Increase Accession Agreement delivered to it which shall take effect in accordance with Clause 3.6 (Lender Increase) and Clause 26.8 (Acceding Increase Lenders) as applicable.

(b)

On the next occurring repayment date after an Increase Effective Date, the Borrower shall repay each Loan made to it provided that for the avoidance of doubt, the Borrower shall be entitled to redraw each amount so repaid subject to and in accordance with this Agreement.

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(c)	An increase under this Clause 3 will only be effected if on the Increase Effective Date:
(i)	no Default is continuing or would result from the increase and the Obligors’ Agent confirms this in the relevant Increase Request; and
(ii)	the Repeating Representations to be made by each Obligor are true in all material respects and this is confirmed in the relevant Increase Request.
3.5	No obligation to participate in Increase
(a)

No Lender shall have any obligation to increase its Commitment or incur any other obligations under this Agreement and the other Finance Documents in relation to any Increase Amount, and any decision by a Lender to increase its Commitment shall be made in its sole discretion independently from any other Lender.

(b)	If a Lender does not want to increase its Commitment, the Commitment of such Lender shall remain unchanged.
3.6	Lender Increase
(a)	A Lender may increase its Commitment (as requested by the Obligors’ Agent), for the purposes of this Clause 3 by delivering an Increase Certificate in accordance with this Clause.
(b)

Any Lender specified in sub-clause (a) shall increase its Commitment if the Agent executes an Increase Certificate which has been duly completed and signed on behalf of such proposed Existing Increase Lender.

(c)

On the date that the Agent executes each Increase Certificate, the Agent, the Coordinator, the Sustainability Coordinator and each Lender party to that Increase Certificate, the other Lenders and the Obligors shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had that Lender been an Original Lender with the Commitment specified by it in that Increase Certificate.

4.	PURPOSE
4.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility and any utilisation of any Ancillary Facility towards:

(a)	first: refinancing of the Existing Facility, including any refinancing in accordance with Clause 7.3 (Roll-in of Existing Letters of Credit);
(b)	second: general corporate purposes; and/or

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(c)	third: the SPA Acquisition in accordance with Clause 6.6 (Utilisation of Facility for SPA Acquisition),

but not towards, in the case of any utilisation of any Ancillary Facility, prepayment of any Loan.

4.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

5.	CONDITIONS OF UTILISATION
5.1	Initial conditions precedent
(a)

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

5.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 6.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)

in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

5.3	Maximum number of Loans
(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 12 or more Loans (in aggregate) would be outstanding.
(b)	Any Separate Loan shall not be taken into account in this Clause 5.3.

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SECTION 3

UTILISATION

6.	UTILISATION
6.1	Delivery of a Utilisation Request
A	Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.
6.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)	the currency and amount of the Utilisation comply with Clause 6.3 (Currency and amount); and
(iii)	the proposed Interest Period complies with Clause 11 (Interest Periods).
(b)	Only one Loan may be requested in each Utilisation Request.
6.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be euro.
(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of EUR 1,000,000 (or its equivalent) or if less, the Available Facility.
(c)	The aggregate amount of Loans outstanding and borrowed by MTP and Ancillary Facilities made available to MTP shall not exceed EUR 70,000,000 at any time.
(d)	The aggregate amount of Loans outstanding and borrowed by MH and Ancillary Facilities made available to MH shall not exceed EUR 50,000,000 at any time.
(e)	The aggregate amount of Loans outstanding and borrowed by ZST and Ancillary Facilities made available to ZST shall not exceed EUR 5,000,000 at any time.
(f)	The aggregate amount of Loans outstanding and borrowed by the Target Group Borrower and Ancillary Facilities made available to the Target Group Borrower shall not exceed EUR 70,000,000 at any time.
6.4	Lenders' participation
(a)

If the conditions set out in this Agreement have been met and subject to Clause 8.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

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(b)

Other than as set out in paragraph (c) below, the amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)

If a Utilisation is made to repay Ancillary Outstandings, each Lender's participation in that Utilisation will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Utilisations then outstanding bearing the same proportion to the aggregate amount of the Utilisations then outstanding as its Commitment bears to the Total Commitments.

(d)

The Agent shall notify each Lender of the amount of each Loan, the amount of its participation in that Loan in each case by the Specified Time and, if different, the amount of that participation to be made available in accordance with Clause 31.1 (Payments to the Agent), in each case by the Specified Time.

6.5	Cancellation of Commitment
(a)	The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.
6.6	Utilisation of Facility for SPA Acquisition
(a)	In respect of the SPA Acquisition, the Borrowers shall be entitled to utilize:
(i)	the SPA Acquisition Advance;
(ii)	cash balances available on the Shareholder Distribution Accounts; and

(iii)otherwise restricted cash balances in the current accounts of the Borrowers.

(b)	The balance of any additional funds required for the SPA Closing (including costs and expenses) shall be funded from the SPA Acquisition Shareholder Loan.

7.	ANCILLARY FACILITIES
7.1	Type of Facility

An Ancillary Facility may be made available by way of:

(a)	an overdraft facility;
(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;
(c)	a short term loan facility;
(d)	a derivatives facility;
(e)	a foreign exchange facility; or
(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the relevant Borrower with an Ancillary Lender.

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7.2	Availability
(a)	If the relevant Borrower and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide all or part of its Commitment as an Ancillary Facility.
(b)

An Ancillary Facility shall not be made available unless, not later than 3 Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the relevant Borrower:

(i)	a notice in writing requesting the establishment of an Ancillary Facility and specifying:
(A)	the proposed Borrower(s) which may use the Ancillary Facility;
(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;
(C)	the proposed type of Ancillary Facility to be provided;
(D)	the proposed Ancillary Lender; and
(E)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and
(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.
(c)	The Agent shall promptly notify the relevant Borrower, the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.
(d)	Subject to compliance with paragraph (b) above:
(i)	the Lender concerned will become an Ancillary Lender; and
(ii)	the Ancillary Facility will be available,

with effect from the Ancillary Commencement Date as agreed by the relevant Borrower and the Ancillary Lender (and as specified in the notice referred to in paragraph (b) above).

7.3	Roll-in of Existing Letters of Credit

Contemporaneously with the first utilisation of the Facility on the first Utilisation Date, each of the Existing Letters of Credit issued by a Lender under or in connection with the Existing Facility shall be rolled-in and deemed to be issued under the Ancillary Facilities granted by that Lender under this Agreement.

7.4	Terms of Ancillary Facilities
(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed to by the Ancillary Lender and the relevant Borrower.

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(b)	Those terms:
(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);
(ii)	may allow only a Borrower to use the Ancillary Facility;
(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;
(iv)	may not allow a Lender's Ancillary Commitment to exceed that Lender's Available Commitment (before taking into account the effect of the Ancillary Facility on that Available Commitment); and
(v)

must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Termination Date applicable to the Facility (or such earlier date as the Commitment of the relevant Ancillary Lender is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:
(i)	Clause 34.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;
(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail; and
(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document in which case that term of this Agreement shall not prevail.
(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 13.5 (Interest, commission and fees on Ancillary Facilities).
7.5	Repayment of Ancillary Facility
(a)

An Ancillary Facility shall cease to be available on the Termination Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced by the amount of the Ancillary Facility so expired.
(c)	No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:
(i)	required to reduce the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings;

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(ii)	the Total Commitments have been cancelled in full, or all outstanding Loans have become due and payable in accordance with the terms of this Agreement;
(iii)

it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender for the Ancillary Lender to do so); or

(iv)	both:
(A)	the Available Commitments relating to the Facility; and
(B)	the notice of the demand given by the Ancillary Lender,

would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of Utilisation.

(d)	If a Utilisation is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.
7.6	Limitation on Ancillary Outstandings

Each Borrower shall procure that:

(a)	the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and
(b)	in relation to a Multi-account Overdraft:
(i)	the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and
(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.
7.7	Adjustment for Ancillary Facilities upon acceleration
(a)	In this Clause 7.7:
(i)	"Facility Outstandings" means, in relation to a Lender, the aggregate of :
(A)	its participation in each Loan then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Facility); and
(B)

if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (together with the aggregate amount of all accrued interest, fees and commission owed to itas an Ancillary Lender in respect of the Ancillary Facility); and

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(ii)	"Total Facility Outstandings" means the aggregate of all Facility Outstandings.
(b)

If a notice is served under Clause 25.18 (Acceleration) (other than a notice declaring Loans to be due on demand), each Lender and each Ancillary Lender shall (subject to paragraph (g) below) promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Facility Outstandings) their claims in respect of amounts outstanding to them under the Facility and each Ancillary Facility to the extent necessary to ensure that after such transfers the Facility Outstandings of each Lender bear the same proportion to the Total Facility Outstandings as such Lender's Commitment bears to the Total Commitments, each as at the date the notice is served under Clause 25.18 (Acceleration).

(c)

If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender and each Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Facility Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)

Any transfer of rights and obligations relating to Facility Outstandings made pursuant to this Clause 7 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Facility Outstandings (less any accrued interest, fees and commission to which the transferor will remain entitled to receive notwithstanding that transfer pursuant to Clause 26.9 (Pro rata interest settlement)).

(e)

Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(f)	All calculations to be made pursuant to this Clause 7.7 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders.
(g)

This Clause 7.7 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either euro or in another currency which is acceptable to that Lender.

7.8	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

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7.9	Amendments and Waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 7).

In such a case, Clause 37 (Amendments and Waivers) will apply.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

8.	REPAYMENT
8.1	Repayment of Loans
(a)	Subject to paragraph (c) below, each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.
(b)	Without prejudice to each Borrower's obligation under paragraph (a) above, if:
(i)	one or more Loans are to be made available to a Borrower:
(A)	on the same day that a maturing Loan is due to be repaid by that Borrower; and
(B)	in whole or in part for the purpose of refinancing the maturing Loan; and
(ii)

the proportion borne by each Lender's participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender's participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless that Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:
(1)	the relevant Borrower will only be required to make a payment under Clause 31.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and
(2)

each Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan and that Lender will not be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Loans; and

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(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:
(1)	the relevant Borrower will not be required to make a payment under Clause 31.1 (Payments to the Agent); and
(2)

each Lender will be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender's participation in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan.

(c)

At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Termination Date applicable to the Facility and will be treated as separate Loans (the "Separate Loans").

(d)

If a Borrower makes a prepayment of a Loan, a Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving not less than five (5) Business Days' prior notice to the Agent. The proportion borne by the amount of the prepayment of the Separate Loan to the amount of the Separate Loans shall not exceed the proportion borne by the amount of the prepayment of the Loan to the Loans. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)

Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Separate Loan.

(f)

The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

9.	PREPAYMENT AND CANCELLATION
9.1	Illegality

If, in any applicable jurisdiction, at any time, it is or will become unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or at any time, it is or will become unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)	upon the Agent notifying the Borrowers, the Available Commitment of that Lender will be immediately cancelled; and

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(c)

to the extent that the Lender's participation has not been transferred pursuant to paragraph (d) of Clause 9.5 (Right of replacement or repayment and cancellation in relation to a single Lender), each Borrower shall repay that Lender's participation in the Loans made to that Borrowers on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by laws) and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

9.2	Change of control

If a Change of Control occurs:

(a)	the Borrowers shall promptly notify the Agent upon becoming aware of that event;
(b)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and
(c)

if a Lender so requires and notifies the Agent within 5 days of the Company notifying the Agent of the event, the Agent shall, by not less than (30) Business Days' notice to the Obligors’ Agent, cancel each Available Commitment of that Lender and declare the participation of that Lender in all Loans and Ancillary Outstandings, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents immediately due and payable, whereupon each such Available Commitment will be immediately cancelled, any Commitment of that Lender shall immediately cease to be available for further utilisation and all such Loans, accrued interest and other amounts shall become immediately due and payable.

9.3	Voluntary cancellation

A Borrower may, if it gives the Agent not less than five (5) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 1,000,000 (or its equivalent)) of the Available Facility. Any cancellation under this Clause 9.3 shall reduce the Commitments of the Lenders rateably.

9.4	Voluntary prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than thirty (30) calendar days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of EUR 1,000,000 (or its equivalent)).

9.5	Right of replacement or repayment and cancellation in relation to a single Lender

(a)If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from a Borrower under Clause 14.3 (Tax indemnity),

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the Borrowers may, while the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below; or

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.
(c)

On the last day of each Interest Period which ends after the Borrowers have given notice of cancellation under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrowers in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan.

(d)	If:

(i) any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 9.1 (Illegality) to any Lender,

the Borrower may, on five (5) Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and to the extent permitted by law, that Lender shall) assign and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:
(i)	the Borrower shall have no right to replace the Agent;
(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;
(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
(iv)

the Lender shall only be obliged to assign and transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

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(f)

A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(g)
(i)

If any Lender becomes a Defaulting Lender, the relevant Borrower may, at any time while the Lender continues to be a Defaulting Lender, give the Agent five (5) Business Days' notice of cancellation of the Available Commitment of that Lender.

(ii)	On the notice referred to in paragraph (g) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (g) above, notify all the Lenders.

9.6	Restrictions
(a)

Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.
(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)	Subject to Clause 2.2 (Increase) and Clause 3 (Accordion Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(f)	If the Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender.
(g)

If all or part of any Lender's participation in a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 5.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

9.7	Application of prepayments

Any prepayment of a Loan pursuant to Clause 9.4 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender's participation in that Loan.

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SECTION 5

COSTS OF UTILISATION

10.	INTEREST
10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	EURIBOR.
10.2	Sustainability KPI Related Margin Adjustment
(a)

Following the delivery of a Sustainability KPI Compliance Certificate, the applicable Margin shall be increased or reduced as set out in the Sustainability Target Statement, provided that the Margin shall at no point be increased or reduced by more than 0.05 percentage points per annum.

(b)

If and as long as the Borrowers fail to provide the most recent Sustainability KPI Compliance Certificate within the timeline provided under Clause 21.5 (unless the timeline is extended with the written consent of the Agent (acting on the instructions of the Majority Lenders)), or the Sustainability KPI Compliance Certificate fails to include all Sustainability KPI's or any other information or document required under Clause 21.5 (Information relating to the Sustainability Score Related Margin Adjustment), the applicable Margin will be increased by 0.05 percentage points per annum unless otherwise agreed with the Agent.

(c)

Any adjustment of the applicable Margin pursuant to paragraph (a) above shall take effect for any Interest Period commencing after the date on which the Agent has received the Sustainability KPI Compliance Certificate and the Sustainability Report confirming such adjustment (unless received later than five (5) Business Days before the first day of the next Interest Period, in which case the adjustment of the applicable Margin shall take effect on the first day of the next following Interest Period).

(d)	If, subject to a reasonable evaluation of the Borrowers and/or the Agent (acting on the instructions of the Majority Lenders):

(i)

any Sustainability KPI or any KPI Target Score is no longer appropriate, relevant or representative (e.g. due to, inter alia, changes in law or regulation or in relation to the core business of the Group as a result of, inter alia, any merger, acquisition, disposal or otherwise); or

(ii)	the Ultimate Parent is not, or anticipates that it will not be able to report any Sustainability KPI at the relevant time; or

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(iii)

any relevant third party ratings or similar firm amends the valuation methodology in such a way that their defined ESG rating score can no longer be used in a comparable manner to determine the Margin or the Margin adjustment, the Borrowers and the Agent (acting on the instructions of the Majority Lenders) shall, upon the Borrowers’ request, enter into good faith negotiations with the aim to replace the relevant Sustainability KPI or KPI Target Score as applicable. Subject to paragraph (e) below, any adjustment of the Margin pursuant to paragraphs (a) and (c) above applicable at the date on which negotiations are requested shall continue to apply during the period of negotiations.

(e)	If the Borrowers and the Agent (acting on the instructions of the Majority Lenders) have not agreed on the required replacement of the relevant

Sustainability KPI(s) or KPI Target Score(s), as applicable, within twenty (20) Business Days upon the Agent having received the Borrowers’ request to enter into good faith negotiations pursuant to paragraph (c) above, the applicable Margin shall be determined without any adjustment pursuant to paragraph (a) above (and if any adjustment to the Margin has already been applied pursuant to paragraph (a) above at that time, it shall be disregarded after the expiry of such twenty (20) Business Day period).

(f)

If the Borrowers notify the Agent that the Ultimate Parent ceased or will cease to target any Sustainability KPI (or all of them) (including a reasonable explanation of such decision satisfactory to the Agent (acting reasonably in the circumstances), which shall, for the avoidance of doubt, not be merely based on the fact that any KPI Target Score will or may be missed), the Margin shall be determined without any adjustment pursuant to paragraph (a) above (and if any adjustment to the Margin has already been applied pursuant to paragraph (a) above at that time, it shall be disregarded after twenty (20) Business Day period) upon the Agent having received such notice from the Borrowers.

(g)

In the case that all of the Sustainability KPI's cease to exist, the Facility will be declassified as a “sustainability-linked facility” and this Clause 10.2 and Clause 21.5 (Information relating to the Sustainability Score Related Margin Adjustment) will cease to apply until such time that the Ultimate Parent next determines the KPI Target Scores for each Sustainability KPI as notified by the Borrowers to the Agent and approved by the Agent (acting on the instructions of the Majority Lenders).

(h)

Notwithstanding any other term of this Agreement, in no event or circumstances will a Default or Event of Default occur or be deemed to occur by any reason of the Borrowers or the Ultimate Parent not complying with this Clause 10.2, including, among other things, by not providing a Sustainability KPI

Compliance Certificate, a Sustainability Report or failure to achieve any Sustainability KPI's, save for the failure to pay the applicable Margin as adjusted in accordance with this Clause 10.2.

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10.3	Payment of interest
(a)

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)

If the Compliance Certificate received by the Agent which relates to the relevant financial statements shows that a higher Margin should have applied during a certain period, then the Borrowers shall promptly pay to the Agent any such shortfall, as contemplated by paragraph (ii) in the definition of "Margin" herein, provided that the Borrowers shall not be required to make any payment pursuant to this Clause 10.3(b) for any period of time after the date that is twelve (12) months after the date on which the relevant interest was initially paid, except for cases where the event or trigger justifying a higher Margin was not demonstrable from the Compliance Certificates and the other information which the Lenders have received from the Borrower, both analysed with the same standard of care exercised by the Lenders in their own affairs since the occurrence of such event or trigger.

10.4	Default interest and lump sum damages
(a)

If an Obligor fails to pay any amount (other than interest) payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is two (2) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)

If an Obligor fails to pay interest payable by it under the Finance Documents on its due date, lump sum damages (pauschalierter Schadensersatz) shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is two (2) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). In the case of lump sum damages, the relevant Obligor shall be free to prove that no damages have arisen or that damages have not arisen in the asserted amount and any Finance Party shall be entitled to prove that further damages have arisen. Any interest or lump sum accruing under this Clause 10.4 shall be immediately payable by the Obligor on demand by the Agent.

(c)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

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(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

10.5	Notification of rates of interest
(a)	The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.
(b)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

11.	INTEREST PERIODS
11.1	Selection of Interest Periods
(a)	A Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.
(b)	Subject to this Clause 11, a Borrower may select an Interest Period of one (1), three (3) or six (6) Months, or of any other period agreed between the Borrower, the Agent and all the Lenders.
(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.
(d)	Each Interest Period for a Loan shall start on the Utilisation Date.
(e)	A Loan has one Interest Period only.
11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST
12.1	Unavailability of Screen Rate
(a)

If no Screen Rate is available for EURIBOR for the Interest Period of a Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)

If no Screen Rate is available for EURIBOR for the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate, there shall be no EURIBOR for that Loan and Clause 12.3 (Cost of funds) shall apply to that Loan for that Interest Period.

12.2	Market disruption

If before close of business in Munich on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed

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35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from the wholesale market for euro would be in excess of EURIBOR then Clause 12.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

12.3	Cost of funds
(a)	If this Clause 12.3 applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i) the Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event within five (5) Business Days of the first day of that Interest Period (or, if earlier, on the date falling three (3) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)

If this Clause 12.3 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) calendar days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.4	Break Costs
(a)

The Borrowers shall, within five (5) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
13.	FEES
13.1	Commitment fee
(a)

The Obligors' Agent shall pay to the Agent (for the account of each Lender) a fee in euro computed at the rate of 35 per cent. of the applicable Margin per annum on that Lender's Available Commitment for the period commencing on the date of this Agreement and ending on the last day of the Availability Period. For the avoidance of doubt, the commitment fee will be calculated based on the applicable Margin as it may be adjusted from time to time pursuant to clause 10.2 (Sustainability KPI Related Margin Adjustment).

(b)	The accrued commitment fee is payable quarterly in arrears for the period commencing on the date of this Agreement and ending on the last day of the Availability Period and, if

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cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.
13.2	Utilisation fee
(a)	The Obligors' Agent shall pay to the Agent (for account of each Lender pro rata to its Commitment) a utilisation fee calculated at the rate of:

(i)

0.10 per cent. per annum on the aggregate amount of all Loans for each day on which the aggregate amount of Loans exceeds 33 1/3 per cent. of the sum of the Total Commitments less the aggregate Ancillary

Commitments but is equal to or less than 66 2/3 per cent. of the sum of the Total Commitments less the aggregate Ancillary Commitments; or

(ii)

0.20 per cent. per annum on the aggregate amount of all Loans for each day on which the aggregate amount of all Loans exceeds 66 2/3 per cent. of the sum of the Total Commitments less the aggregate Ancillary Commitments,

(b)

The fee referred to in sub-Clause (a) above shall be payable in arrears by the Obligors' Agent in euro on the last day of each successive period of three (3) Months commencing on the date of first Utilisation and on the Termination Date.

13.3	Upfront Arrangement fee

The Borrowers shall pay to the Agent (for the account of the Lenders) an arrangement fee in the amount and at the times agreed in a Fee Letter.

13.4	Agency fee

The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter (if any).

13.5	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

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SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS UP AND INDEMNITIES
14.1	Definitions
(a)	In this Clause 14:

"German Borrower" means a Borrower resident for tax purposes in Germany.

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 14 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.
14.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)

Each Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax  Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

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(e)

Within thirty (30) calendar days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)

A Finance Party and each Obligor which makes a payment to which that Finance Party is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without aTax Deduction.

14.3	Tax indemnity
(a)

The Borrowers shall (within five (5) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income or profit (or similar calculation) received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or
(B)	relates to a FATCA Deduction required to be made by a Party.
(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

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14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Stamp taxes

The Borrowers shall pay and, within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	VAT
(a)	All amounts expressed to be payable under a Finance Document by any Borrower to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Borrower under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Borrower must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Borrower).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

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(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Borrower to reimburse or indemnify a Finance Party for any cost or expense, that Borrower shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

14.7	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)any law or regulation;

(ii)any fiduciary duty; or

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(iii)any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14.8	FATCA Deduction
(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

15.	INCREASED COSTS
15.1	Increased costs
(a)

Subject to Clause 15.3 (Exceptions) the Borrowers shall, within five (5) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any substantiated Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement; or
(ii)	compliance with any law or regulation made after the date of this Agreement; or
(iii)	the implementation or application of, or compliance with Basel III, CRD IV and CRR or any law or regulation that implements or applies Basel III, CRD IV and/or CRR.
(b)	In this Clause 15:
(i)	"Increased Costs" means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
(B)	an additional or increased cost; or

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(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document or letter of credit; and

(ii) "Basel III" means:

(A)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems","Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)

the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III"; and
(iii)	"CRD IV" means:
(D)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and
(E)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(iv)

"CRR" means the Regulation (EU) no. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) no. 648/2012.

15.2	Increased cost claims
(a)

Subject to Clause 15.3 (Exceptions), a Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

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15.3	Exceptions
(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)

compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 15.3, a reference to a "Tax Deduction" has the same meaning given to that term in Clause 14.1 (Definitions).
16.	OTHER INDEMNITIES
16.1	Currency indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;
(ii)

obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within five (5) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
16.2	Other indemnities

The Borrowers shall within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

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(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower.
16.3	Indemnity to the Agent

The Borrowers shall promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(i)	investigating any event which it reasonably believes is a Default;
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and
(b)

any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents.

17.MITIGATION BY THE LENDERS

17.1Mitigation

(a)

Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 14 (Tax gross-up and indemnities), or Clause 15.1 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

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17.2	Limitation of liability
(a)	The Borrowers shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
18.	COSTS AND EXPENSES
18.1	Transaction expenses

The Borrowers shall promptly on demand pay the Agent, the Coordinator and the Arranger the amount of all costs and expenses (including, but not limited to, legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the date of this Agreement.
18.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent; or (b) an amendment is required pursuant to Clause 31.9 (Change of currency), the Borrowers shall, within three (3) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including, but not limited to, legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Agent's management time and additional remuneration
(a)	In the event of a Default, the Borrowers shall pay to the Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (b) below.
(b)

If the Agent and the Borrowers fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (a) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent and approved by the Borrowers or, failing approval, nominated (on the application of the Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrowers) and the determination of any investment bank shall be final and binding upon the Parties.

18.4	Enforcement costs

Each Borrower shall, within five (5) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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SECTION 7

GUARANTEE

19.	GUARANTEE AND INDEMNITY
19.1	Guarantee (Garantie) and indemnity (Ausfallhaftung)

Each Guarantor irrevocably and unconditionally jointly and severally (gesamtschuldnerisch):

(a)

guarantees (garantiert) by way of an independent payment obligation (selbständiges Zahlungsversprechen) to each Finance Party to pay to that Finance Party any amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by a Borrower; the payment shall be due (fällig) within five (5) Business Days of a written demand by a Finance Party (or the Agent on its behalf) stating the sum demanded from that Guarantor and that such sum is an amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by a Borrower; and

(b)

undertakes vis-à-vis each Finance Party to indemnify (schadlos halten) that Finance Party against any cost, loss or liability suffered by that Finance Party if any obligation of a Borrower under or in connection with any Finance Document or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover (Ersatz des positiven Interesses) and that claim shall be due (fällig) within three (3) Business Days of a written demand by that Finance Party (or the Agent on its behalf).

For the avoidance of doubt this guarantee and indemnity does not constitute a guarantee upon first demand (Garantie auf erstes Anfordern) and, in particular, receipt of such written demand shall not preclude any rights and/or defences the Guarantor may have with respect to any payment requested by a Finance Party (or the Agent on its behalf) under this guarantee and indemnity.

19.2	Continuing and independent guarantee and indemnity

This guarantee and indemnity is independent and separate from the obligations of any Borrower and is a continuing guarantee and indemnity which will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

The guarantee and indemnity shall extend to any additional obligations of a Borrower resulting from any amendment, novation, supplement, extension, restatement or replacement of any Finance Documents, including without limitation any extension of or increase in any facility or the addition of a new facility under any Finance Document.

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19.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and
(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

19.4	Excluded defences
(a)

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of any Borrower and which would reduce, release or prejudice any of its obligations under this Clause 19, including any personal defences of any Borrower (Einreden des Hauptschuldners) or any right of revocation (Anfechtung) or set-off (Aufrechnung) of any Borrower.

(b)

The obligations of each Guarantor under this Clause 19 are independent from any other security or guarantee which may have been or will be given to the Finance Parties. In particular, the obligations of each Guarantor under this Clause 19 will not be affected by any of the following:

(i)	the release of, or any time (Stundung), waiver or consent granted to, any other Obligor from or in respect of its obligations under or in connection with any Finance Document;
(ii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any failure to realise the full value of any security;

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or a deterioration of the financial condition of any other Obligor; or
(iv)	any unenforceability, illegality or invalidity of any obligation of any other Obligor under any Finance Document.
(c)

For the avoidance of doubt nothing in this Clause 19 shall preclude any defences that any Guarantor (in its capacity as Guarantor only) may have against a Finance Party that the guarantee and indemnity does not constitute its legal, valid, binding or enforceable obligations.

19.5	Immediate recourse

No Finance Party will be required to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This applies irrespective of any provision of a Finance Document to the contrary.

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19.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 19.
19.7	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;
(c)	to exercise any right of set-off against any Obligor; and/or
(d)

to take the benefit (in whole or in part and whether by way of legal subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics).

19.8	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

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(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.10	Guarantee Limitation
(a)	In this Clause 19.10:

"German Guarantor" means a Guarantor incorporated or established in Germany in the legal form of a limited liability company (GmbH) or a limited partnership with a limited liability company as general partner (GmbH & Co. KG).

"Guarantee" means the guarantee and indemnity given pursuant to this Clause 19 (Guarantee and Indemnity).

"Net Assets" means an amount equal to the sum of the amounts of the German Guarantor's (or, in the case of a GmbH & Co. KG, its general partner's) assets (consisting of all assets which correspond to the items set forth in section 266 para 2 A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch, "HGB")) less the aggregate amount of such German Guarantor's (or, in the case of a GmbH & Co. KG, its general partner's) liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 para 3 B, C, D and E HGB), save that:

(i)	any obligations (Verbindlichkeiten) of the German Guarantor (and, in the case of a GmbH & Co. KG, of its general partner)

(A)

owing to any member of the Group or any other affiliated company which are subordinated by law or by contract to any Financial Indebtedness outstanding under this Agreement (including, for the avoidance of doubt, obligations that would in an insolvency be subordinated pursuant to section 39 para 1 no 5 or section 39 para 2 of the German Insolvency Code (Insolvenzordnung)) and including obligations under guarantees for obligations which are so subordinated; or

(B)	incurred in violation of any of the provisions of the Finance Documents,

shall be disregarded; and

(ii)

the assets of the German Guarantor (and, in the case of a GmbH & Co. KG, its general partner) shall be assessed at their liquidation value (Liquidationswert) instead of their book value (Buchwert) if, at the time demand under the Guarantee

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is made, a negative prognosis as to whether the business can carry on as a going concern (negative Fortführungsprognose) must be made.

The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the German Guarantor (or, in the case of a GmbH & Co. KG, its general partner) in the preparation of its most recent annual balance sheet (Jahresbilanz).

"Protected Capital" means in relation to a German Guarantor the aggregate amount of:

(iii)

its (or, where the German Guarantor is a GmbH & Co. KG, its general partner's) share capital (Stammkapital) as registered in the commercial register (Handelsregister) provided that any increase registered after the date of this Agreement shall not be taken into account unless (i) such increase has been effected with the prior written consent of the Agent (even if such increase is permitted under this Agreement or any other Finance Document) and (ii) only to the extent it is fully paid up; and

(iv)

its (or when applicable where the German Guarantor is a GmbH & Co. KG, its general partner's) amount of profits (Gewinne) or reserves (Rücklagen) which are not available for distribution to its shareholder(s) in accordance with section 268 para 8 HGB or section 272 para 5 HGB, as applicable.

"Up-stream and/or Cross-stream Guarantee" means any Guarantee if and to the extent such Guarantee secures the obligations of an Obligor which is a shareholder of the German Guarantor (and/or, in the case of a GmbH & Co. KG, of its general partner) or an affiliated company (verbundenes Unternehmen) of such shareholder within the meaning of section 16, 17 or 18 of the German Stock Corporation Act (Aktiengesetz) (other than the German Guarantor and its Subsidiaries and, in the case of a GmbH & Co. KG, the general partner and its Subsidiaries), provided that it shall not constitute an Up-stream or Cross-stream Guarantee if and to the extent the Guarantee guarantees amounts outstanding under any Finance Document in relation to any financial accommodation made available under such Finance Document to any Borrower and on-lent or otherwise passed on to, or issued for the benefit of, the relevant German Guarantor or any of its Subsidiaries (and, where the German Guarantor is a GmbH & Co. KG, to, or for the benefit of, its general partner or any of its Subsidiaries) and outstanding from time to time.

(b)	This Clause19.10 applies if and to the extent the Guarantee is given by a German Guarantor and is an Up-stream and/or Cross-stream Guarantee.
(c)	Each Finance Party agrees that the enforcement of the Guarantee given by a German Guarantor shall be limited if and to the extent that:
(i)	the Guarantee constitutes an Up-stream and/or Cross-stream Guarantee; and
(ii)	payment under the Guarantee would otherwise
(A)	have the effect of reducing the German Guarantor's (or, where the German Guarantor is a GmbH & Co. KG, its general partner's) Net Assets to an amount that

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is lower than the amount of its (or, in the case of a GmbH & Co. KG, its general partner's) Protected Capital or, if the amount of the Net Assets is already lower than the amount of its (or, in the case of a GmbH & Co. KG, its general partner's) Protected Capital, cause the Net Assets to be further reduced; and

(B)

the limitations set out in this Clause 19.10 are required at such time to avoid personal liability of the managing director of a German Guarantor because of a violation of the capital maintenance requirement as set out in section 30 para 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) (taking into account the ruling of the German Federal Supreme Court (Bundesgerichtshof); and

(iii)

the relevant German Guarantor has complied with its obligation to deliver the Management Determination and the Auditor's Determination, in each case together with an up-to-date balance sheet, in accordance with the requirements set out in Clauses (d) and (e) below.

(d)

Within five (5) Business Days after a Finance Party has made a demand under the Guarantee, the German Guarantor shall provide a certificate signed by its managing director(s) (Geschäftsführer) confirming in writing if and to what extent the Guarantee is an Up-stream and/or Cross-stream Guarantee and an enforcement of the Guarantee would have the effects referred to in Clause (c)(ii) above (the "Management Determination"). Such confirmation shall comprise an up-to-date balance sheet of the German Guarantor (and, in the case of a GmbH & Co. KG, its general partner) and a detailed calculation, based on the provisions of this Agreement, of the amount of the Net Assets and Protected Capital of the German Guarantor (or, in the case of a GmbH & Co. KG, its general partner). The relevant German Guarantor shall fulfil its obligations under the Guarantee within three (3) Business Days of providing the Management Determination (and each Finance Party shall be entitled to enforce the Guarantee) in an amount which pursuant to the Management Determination would not cause the effects set out in Clause (c)(ii) above (irrespective of whether or not the Agent agrees with the Management Determination).

(e)

If the Agent (acting on the instructions of the Majority Lenders) disagrees with the Management Determination, it may within twenty (20) Business Days of its receipt request the German Guarantor to deliver, at its own cost and expense, within twenty (20) Business Days of such request an up-to-date balance sheet of the German Guarantor (and, in the case of a GmbH & Co. KG, of its general partner), drawn-up by a firm of auditors of international standing and reputation appointed by the German Guarantor in consultation with the Agent, together with a detailed calculation, based on the provisions of this Agreement, of the amount of the Net Assets and Protected Capital of the German Guarantor (or, in the case of a GmbH & Co. KG, its general partner) (the "Auditor's Determination"). The German Guarantor shall fulfil its obligations under the Guarantee within three (3) Business Days of providing the Auditor's Determination (and each Finance Party shall be entitled to enforce the

Guarantee) in an amount which pursuant to the Auditor's Determination would not cause the effects set out in Clause (c)(ii) above.

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(f)

No reduction of the amount enforceable pursuant to this Clause 19.10 will prejudice the right of the Finance Parties to continue to enforce the Guarantee (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction of the claims guaranteed.

(g)

Each German Guarantor shall (and, in the case of a German Guarantor in the form of a GmbH & Co. KG, shall procure that its general partner will) do everything commercially justifiable and legally permitted to avoid the enforcement of the Guarantee becoming limited pursuant to the terms of this Clause 19.10 and shall in particular, within three (3) months after a written request of the Agent realise at least at market value any of its (and, in the case of a GmbH & Co. KG, any of its general partner's) assets that is not necessary for its business (nicht betriebsnotwendig) (or, in the case of a GmbH & Co. KG, that of its general partner) and is shown in its (or, in the case of a GmbH & Co. KG, its general partner's) balance sheet with a book value that is in the reasonable opinion of the Agent significantly lower than the market value.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party on the date of this Agreement, provided that in the case of the Target Group Companies, such representations and warranties shall be qualified by and subject to the Target Group Disclosure Statement.

20.1	Status
(a)	It and each of its Subsidiaries:
(i)	(other than in respect of any limited partnership) is duly incorporated and validly existing under the laws of the Relevant Jurisdiction as limited liability companies;
(ii)	(in case of any limited partnership only), is duly established and validly existing as a limited partnership under the laws of the Federal Republic of Germany; and
(iii)

(in the case of a German Obligor only) the place from which it is administered and where all managerial decisions are taken (tatsächlicher Verwaltungssitz) is located within the Federal Republic of Germany.

(b)	It and each of its Subsidiaries has the power to own its assets.
(c)	It and each of its Subsidiaries has all material Authorisations necessary to carry on its business as it is being conducted, except as would not have a Material Adverse Effect.

20.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations subject to and limited by the provisions of any applicable

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bankruptcy, insolvency, liquidation, reorganisation, moratorium or other laws of general application from time to time in effect relating to or affecting the creditors' rights and remedies generally.

20.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;
(b)	its or any of its Subsidiaries' constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets,

where, in respect of paragraph (a) or paragraph (b) above, such non-performance or conflict might reasonably be expected to have a Material Adverse Effect.

20.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5	Authorisations

All Authorisations required to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party have been obtained or effected and are in full force and effect.

20.6	Governing law and enforcement

The choice of German law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

20.7	Deduction of Tax

It is not required under the law of its jurisdiction of incorporation or establishment, any jurisdiction in which it carries on business or any jurisdiction in which it is tax resident to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

20.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation or establishment it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

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20.9	Insolvency

No corporate action, legal proceeding or other procedure or step described in Clause 25.7 (Insolvency and similar proceedings) has been taken or, to the Borrowers' knowledge, are threatened in relation to a member of the Group; and none of the circumstances described in Clause 25.6 (Insolvency) applies to a member of the Group.

20.10	No default
(a)	No Event of Default is continuing or would be expected to result from the making of any Utilisation.
(b)

No other event or circumstance is outstanding which constitutes a default (howsoever defined) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which would have a Material Adverse Effect.

20.11	No misleading information
(a)	Any factual information provided by any member of the Group was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
(b)

So far as it is aware after making reasonable enquiries, all other written information provided by any member of the Group to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and in light of the circumstances at the time or as at the date (if any) at which it is stated, except as may be superseded by subsequent written information provided to such Finance Party, is not misleading in any material respect.

20.12	Financial statements

Its most recent financial statements (delivered in accordance with Clause 21.1 (Financial statements) fairly and truly represent its financial condition and operations during the relevant financial year in all material respects.

20.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.14	No proceedings

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

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20.15	Insurances

It maintains Insurances on and in relation to its business and assets with reputable underwriters or insurance companies and such insurance is in full effect.

20.16	Good title to assets

It and each of its Subsidiaries has a good and valid title to, or valid leases or licences of, the assets necessary to carry on its business in all material respects as presently conducted.

20.17	Environmental compliance

It and each of its Subsidiaries has obtained all requisite Environmental Permits required for the carrying on of its business as currently conducted and has at all times complied with:

(a)	all applicable Environmental Laws; and
(b)	the terms and conditions of such Environmental Permits,

where failure to do so might reasonably be expected to have a Material Adverse Effect.

20.18	Environmental Claims

No Environmental Claim which, if determined against it or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

20.19	Taxation
(a)

It and each of its Subsidiaries has duly and punctually paid and discharged all Taxes imposed upon it or its assets or, as the case may be, upon such Subsidiary or the assets of such Subsidiary within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and (ii) payment can be lawfully withheld) and to the extent that any Taxes are not due and payable, the relevant Borrower has provided adequate reserves for the payment of those Taxes in accordance with GAAP.

(b)	It and each of its Subsidiaries is not materially overdue in the filing of any Tax returns.
(c)	No claims are being or are reasonably likely to be asserted against it or any of its Subsidiaries with respect to Taxes which might reasonably be expected to have a Material Adverse Effect.
20.20	Indebtedness

No Obligor and no other member of the Group has any Financial Indebtedness other than Permitted Indebtedness.

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20.21	No Security

Save for any Permitted Encumbrances:

(a)	no Security exists over any of the assets of any Obligor or any other member of the Group; and
(b)	no arrangement or transaction as described in clause 23.11 (Negative pledge) has been entered into by any Obligor or any other member of the Group and is outstanding.
20.22	Consents etc. relating to any Permitted Transaction

All material Authorisations which are required to be obtained under any applicable law or regulation for the consummation of each Permitted Transaction (including approval from shareholders, third parties and all applicable competition and anti-trust regulations authorities) have been obtained and are in full force and effect and all conditions of any such Authorisation have been complied with or will be complied with in all material respects.

20.23	Sanctions
(a)	It and any of its Subsidiaries is not subject to or, to its knowledge, violating any Sanctions, is not a Sanctioned Person and has no business activity in or with a Sanctioned Country.
(b)

Paragraph (a) shall only apply to and for the benefit of any Party if and to the extent that by agreeing to or accepting any rights under or enjoying the benefit of (including by exercising any rights on the grounds of a breach of or with respect to any request under such) such provision does not result in a violation of, or conflict with, Section 7 of the German Foreign Trade Regulations (Außenwirtschaftsverordnung – AWV), Article 5 of the Council Regulation (EC) No. 2271/1996 (EU Blocking Statute) or any similar anti-boycott law or regulation applicable to any Party.

20.24	Anti-bribery, anti-corruption and Anti-Money Laundering
(a)

Neither any Borrower nor, to the Borrowers' knowledge, any director, officer, employee, or anyone acting on behalf of any member of the Group, has engaged in any activity on its behalf which would constitute a breach of anti-bribery laws, anti-corruption laws or Anti-Money Laundering laws.

(b)

To the best of knowledge of the Borrower, no actions or investigations by any governmental or regulatory agency or body or arbitrator are ongoing or threatened against any member of the Group or any of their directors, officers or employees or anyone acting on its behalf in relation to an alleged breach of anti-bribery laws, anti-corruption laws or Anti-Money Laundering laws.

(c)

Each Borrower has instituted and maintains policies and procedures designed to prevent violation of anti-bribery laws, anti-corruption laws or Anti-Money Laundering laws, regulations and rules by it and its Subsidiaries.

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20.25	Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(a)	the date of each Compliance Certificate and the date of each Utilisation Request; and
(b)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.
21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Financial statements

The Borrowers shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 90 calendar days after the end of the relevant financial year:
(i)

the audited consolidated financial statements of the Ultimate Parent (including balance sheet, profit and loss statement, cash flow statement and related auditors' report) for that financial year according to U.S.GAAP; and

(ii)	commencing with the fiscal year ended 31 December 2022, the audited consolidated financial statements of SPH for that financial year;
(iii)	commencing with the fiscal year ended 31 December 2022, the audited financial statements of each Obligor for that financial year; and
(iv)

for the first time as of 31 December 2022, the audited financial combined statements of the Group (combined upon auditor's verifiable review (prüferische Durchsicht) of consolidated debt, revenues and expenses) for that financial year; and

(b)

as soon as the same become available, but in any event within 45 calendar days after the end of each quarter that is not also the end of a financial year (i) the unaudited financial statements of each Obligor for that period, provided that for the Target Group Companies such statements shall be provided for the first time with the quarter ended 30 September 2023 and (ii) the combined quarterly financial statements for the Group on a rolling twelve (12) month basis; and

(c)

thirty (30) calendar days prior to the beginning of each financial year, the budgeted balance sheet, the budgeted profit and loss statement for the next following financial year for each Obligor, SPH (consolidated) and the Group (combined).

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21.2	Compliance Certificate
(a)

The Obligors' Agent shall supply to the Agent, with each set of financial statements delivered pursuant to paragraphs (a)(iv) and (b) of Clause 21.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants) as at the date at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by one director of the Obligors' Agent.
21.3	Requirements as to financial statements
(a)

Each set of financial statements delivered by the Obligors pursuant to Clause 21.1 (Financial statements) shall be certified by a director of the relevant company as fairly presenting its financial condition in all material respects as at the date at which those financial statements were drawn up.

(b)

Each of the Obligors will at the request of the Agent require and authorise its auditors to discuss with the Lenders any matter reasonably related to or arising out of the annual audit of any of the Obligors by such auditors.

(c)	Each set of financial statements for the Group shall be combined upon auditor's verifiable review (prüferische Durchsicht) of consolidated debt, revenues and expenses.
(d)

The Borrowers shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) is prepared using GAAP, other than those in Clause 21.1(a)(i) which shall be prepared using U.S. GAAP.

21.4	Information relating to SPA Acquisition and Target Group Disclosure Statement
(a)

As soon as the SPA Closing has occurred, but in any event within 10 calendar days after the date of the utilisation of the SPA Acquisition Advance, the Obligors’ Agent shall notify the Agent of the SPA Closing (the "SPA Closing Notice").

(b)	As soon as the same become available, but in any event within 30 calendar days after the date of the utilisation of the SPA Acquisition Advance, the Obligors’ Agent shall:

(i)supply to the Agent an updated business plan for Mercer Germany including the Target Group Companies in respect of the next following financial year; and

(ii)supply to the Agent an updated structure chart of Mercer Germany including the Target Group Companies reflecting the structure post SPA Closing.

(c)

The Obligors' Agent shall provide to the Agent, upon reasonable request of the Agent, a written summary of the status of compliance in relation to the material subject matters of the Target Group Disclosure Statement.

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21.5	Information relating to the Sustainability Score Related Margin Adjustment

The Borrowers shall supply to the Agent for all Lenders as soon as the same becomes available, but in any event within 180 days after the end of the Ultimate Parent’s relevant financial year, the Sustainability KPI Compliance Certificate (together with the Sustainability Report and the respective rating report which includes the defined ESG rating score) setting out the relevant KPI Target Scores and the relevant KPI Score for each Sustainability KPI. Each of the Sustainability KPI Compliance Certificate and the Sustainability Report are to be signed by an authorised signatory of the Ultimate Parent. The Sustainability KPI Compliance Certificate shall also contain a statement of the Ultimate Parent as to the effect on the Margin.

21.6	Information: miscellaneous

Each Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	promptly, the details of any newly created Permitted Encumbrances (save for the creation of any Security in accordance with the definition of Permitted Encumbrances);
(b)	promptly, upon the request of the Agent, a copy of any agreement between an Obligor and any member of the Mercer Group;
(c)	promptly, the details of any newly created Permitted Indebtedness;
(d)

promptly upon becoming aware of it, the details of any tax field audit (Betriebsprüfung) which is current, threatened or pending against any member of the Group which would, if adversely determined, have a Material Adverse Effect;

(e)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which would, if adversely determined, have a Material Adverse Effect;

(f)	promptly, the details of any change of its constitutional documents, any Transaction Document or any shareholders' agreement; and
(g)	promptly such further information as may be required by applicable banking supervisory laws and regulations and/or in line with standard banking practice.
21.7	Notification of default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

21.8	Use of websites
(a)

Each Obligor may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Obligors and the Agent (the "Designated Website") if:

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(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;
(ii)	each Obligor and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(iii)	the information is in a format previously agreed between each Obligor and the Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify each Obligor accordingly and each Obligor shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event each Obligor shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by each Obligor and the Agent.
(c)	Each Obligor shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;
(ii)	the password specifications for the Designated Website change;
(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)	an Obligor becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If an Obligor notifies the Agent under paragraph (a)(i) or paragraph (c)(v) above, all information to be provided by the Obligor under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. Each Obligor shall comply with any such request within ten (10) Business Days.

21.9	"Know your customer" checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

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(ii)

any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)

a proposed assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme), obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

A Borrower shall, by not less than ten 10 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 27 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (a) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the relevant Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any

Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

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21.10	German Banking Act (Kreditwesengesetz)

Upon request of the Agent, the Borrowers shall provide the Agent with all such further information about its financial and business affairs, as well as the financial and business affairs of any of its Subsidiaries, in each case to the extent necessary for any Lender to comply with its duties under section 18 of the German Banking Act (Kreditwesengesetz).

22.	FINANCIAL COVENANTS
22.1	Financial definitions

In this Clause 22.1:

"Calculation Date" means each 31 March, 30 June, 30 September and 31 December in each calendar year commencing as of 31 December 2022.

"Defined Capital" means on any date the aggregate amount of minimum equity capital structure of all members of the Group calculated as:

(a)	registered share capital (Stammkapital);
(b)	free capital reserves (Kapitalrücklagen) pursuant to Section 272 para. 2, No. 4 of the German Commercial Code;
(c)	retained earnings (Gewinnvortrag);
(d)	profit/loss (Jahresüberschuss/ Fehlbetrag); and
(e)	subordinated shareholder loans,

based on the pro-forma combined financials for Mercer Germany, provided that the combined profit/loss (Jahresüberschuss/ Fehlbetrag) of Mercer Germany for the purposes of the Minimum Equity Covenant Mercer Germany shall be determined in accordance with GAAP as at the date hereof and shall exclude (i) the cumulative effect of a change in accounting principles, (ii) any non-cash unusual losses including any goodwill impairment charges and any asset impairment charges, and (iii) any losses to the extent covered by insurance.

"EBITDA" means, for any period, the consolidated net income of the Group in accordance with GAAP, in each case for such period:

(a)	plus the amount of taxes on income, capital or gains of the members of the Group in relevant financial statements and (without duplication) any provisions for taxes;

(b)	plus Interest Expense;
(c)

plus any other non-cash charges deducted against the net income of the members of the Group in the relevant financial statements (including, without limitation, non-cash exchange rate gains or losses and non-cash effluent charges);

(d)	excluding extraordinary items;

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(e)

minus (to the extent otherwise included) any net gain over book value arising in favour of an Obligor on the disposal of any business or asset (not being any disposals made in the ordinary course of business) during such period and any gain arising on any revaluation of any business or asset during such period;

(f)

plus (to the extent otherwise deducted) any net loss against book value incurred by an Obligor on the disposal of any business or asset (not being any disposals made in the ordinary course of business) during such period and any loss on any revaluation of any business or assets during such period;

(g)	plus any depreciation and amortisation (including for intangibles and goodwill) stated in the relevant financial statements.

"Interest Expense" means, for any period, (without duplication) the amount in EUR which will be necessary in order to pay in full all interest, premium and similar amounts (howsoever characterised and including (a) the interest element of capital leases, (b) discount and acceptance fees payable (or deducted), (c) fees payable in connection with the issue or maintenance of any bond or bank guarantee, guarantee or other insurance against Financial Indebtedness and issued by a third party on behalf of the Obligors, (d) repayment and prepayment premiums payable or incurred in repaying or prepaying any Financial Indebtedness to the extent actually paid, and (e) commitment, utilisation and non-utilisation fees payable or incurred in respect of Financial Indebtedness) accruing in respect of, this agreement and all other Financial Indebtedness of the members of the Group which have become due and payable during such period but excluding amortisation and write offs of debt issue costs.

"Leverage Ratio" means the ratio of Net Debt to EBITDA.

"Minimum Equity Covenant Mercer Germany" means the undertaking set out in paragraph (ii) of Clause 22.2 (Financial Condition)

"Net Debt" means, on any date, the excess of:

the sum of (without duplication):

(a)	the principal amount of Utilisations made to the Borrowers outstanding on such date; and
(b)

the principal amount of other Financial Indebtedness (except current payables to suppliers) of the members of the Group outstanding on such date (excluding Subordinated Debt and Utilisations made to a member of the Group and guaranteed by it under this Agreement), less

(c)	Unencumbered Cash at such date.

"Obligations" means, with respect to the members of the Group, all obligations of members of the Group with respect to the repayment or performance of all obligations (monetary or otherwise) of members of the Group or arising under or in connection with the Finance

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Documents and each other loan document and where the term "Obligations" is used without reference to a particular Obligor, such term means the Obligations of all Obligors.

"Unencumbered Cash" means, at any date, the principal amount of freely available cash balances maintained by an Obligor in bank accounts maintained with financial institutions located in approved locations on such date (and, for the avoidance of doubt, a cash balance shall not be freely available if it is subject to any lien in favour of any third party (excluding, however, any such lien arising by way of set-off rights under mandatory principles of applicable law).

22.2	Financial condition

The Obligors shall ensure that for the period from the date of this Agreement to the Termination Date:

(i)	their Leverage Ratio in respect of any twelve months period on any Calculation Date shall not exceed 3.50:1; and
(ii)	their Defined Capital shall not be less than EUR 500,000,000.

22.3	Financial testing

The financial covenants set out in Clause 22.2 (Financial condition) shall be tested by reference to each of the financial statements and each Compliance Certificate delivered pursuant to Clause 21.2 (Compliance Certificate) based on combined financial statements applying GAAP, as of the date hereof.

23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, provided that in the case of the Target Group Companies, such undertakings shall be qualified by and subject to the Target Group Disclosure Statement.

23.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of the Relevant Jurisdictions to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of any Finance Document.

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23.2	Compliance with laws
(a)

Each Obligor shall comply in all respects with all laws (including, but not limited to, for the avoidance of doubt, anti-corruption, Anti-Money Laundering and boycott laws or Sanctions applicable to it) to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

(b)

Paragraph (a) shall only apply to and for the benefit of any Party if and to the extent that by agreeing to or accepting any rights under or enjoying the benefit of (including by exercising any rights on the grounds of a breach of or with respect to any request under such) such provision does not result in a violation of, or conflict with, Section 7 of the German Foreign Trade Regulations (Außenwirtschaftsverordnung – AWV), Article 5 of the Council Regulation (EC) No. 2271/1996 (EU Blocking Statute) or any similar anti-boycott law or regulation applicable to any Party.

23.3	Compliance with Shareholders' Undertaking Agreement

Each Obligor shall (and shall ensure that each of its Subsidiaries will) comply with any and all terms and conditions in the Shareholders' Undertaking Agreement at all times, in particular with the obligation that a payment or distribution of the respective Obligor to a Shareholder Distribution Account shall only be made in compliance with the requirements set out in paragraphs 2.4.1 and 2.4.2 of clause 2.4 (Permitted Payments) of the Shareholders' Undertaking Agreement.

23.4	Insurance
(a)	Each Borrower shall at all times effect and maintain insurance on and in relation to its business and assets with reputable underwriters or insurance companies.
(b)	Any Borrower shall pay all premiums and do all other things necessary to maintain the insurances required to be effected and maintained by it pursuant to paragraph (a) above.
23.5	Transactions
(a)

Each Obligor shall conclude any transaction with a third party, irrespective of whether or not it is a Subsidiary of the Ultimate Parent, only on terms reasonably no less favourable to it than those that could reasonably be obtained by it on an arm's length basis. It will further waive any Financial Indebtedness owed by any person to it only for valuable market consideration.

(b)	No Obligor shall (and shall ensure that none of its Subsidiaries will) permit to subsist or conclude any transactions with a member of the Mercer Group (other than a member of the Group), other than:

(i)	agreements with an aggregate value of less than EUR 10,000,000 (per annum and on an aggregate basis for the Group) and which are entered into on arms-length basis;
(ii)	Shareholder Loan Agreements; and

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(iii)	agreements entered into with the prior written consent of the Agent (such consent not to be unreasonably withheld).

23.6	Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

23.7	Environmental Compliance

Each Obligor shall obtain and maintain all requisite Environmental Permits and comply with:

(a)	all applicable Environmental Laws; and
(b)	the terms and conditions of all Environmental Permits applicable to it,

and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same, in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

23.8	Environmental Claims

Each Borrower shall inform the Agent in writing as soon as reasonably practicable upon its becoming aware of:

(a)	any Environmental Claim which has been commenced or threatened against any member of the Group; or
(b)	any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim might, if determined against that member of the Group, would be expected to have a Material Adverse Effect.

23.9	Taxation
(a)

Each Obligor shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (a) such payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and (c) such payment can be lawfully withheld).

(b)	No Obligor shall be materially overdue in the filing of any Tax returns.
23.10	Capitalisation

Each Obligor shall ensure that, at all times after the date of this Agreement or, if later, the date it becomes a Party, it and each of its Subsidiaries have sufficient equity to be and remain in compliance with all thin capitalisation rules applicable to it and them.

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23.11	Negative pledge

No Obligor shall create or permit to subsist any Security over all or any of its assets or create any restriction or prohibition on encumbrances over all or any of its assets, other than Permitted Encumbrances.

23.12	Disposals
(a)

No Obligor shall, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset, including any material investment (Beteiligungen) or divisions (Betriebsteile).

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	made in the ordinary course of business of the disposing entity;
(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;
(iii)	of assets that are worn out, obsolete or redundant;
(iv)	which is a Permitted Transaction;
(v)	to which the Majority Lenders have given their prior written consent; or
(vi)

where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (iii) above does not exceed EUR 30,000,000 (or its equivalent in another currency or currencies) in any financial year.

23.13	Financial Indebtedness

No Obligor shall incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness other than, in each case, Permitted Indebtedness or with the prior written consent of the Majority Lenders.

23.14	Treasury Transactions

No Obligor shall enter into any Treasury Transaction, other than any Treasury Transaction made in the ordinary course of business or with the prior written consent of the Majority Lenders.

23.15	Merger and agreement on profit
(a)	No Obligor shall enter into:
(i)	any amalgamation, demerger, merger, consolidation or corporate reconstruction or any transaction with the commercial effect of the foregoing; or

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(ii)

any profit and loss transfer agreement (Ergebnisabführungsvertrag), any partnership agreements (stille Beteiligungen), any other intercompany agreement (Unternehmensvertrag) or any similar arrangement having as a consequence that a third party shares in the profits of any member of the Group or exercises control over any member of the Group.

(b)	Paragraph (a) above does not apply to:
(i)	a Permitted Transaction;
(ii)	in the case of the SPA Acquisition, any such action taken within the Target Group Companies provided that the Target Group Borrower shall remain the surviving company at any time; or
(iii)	any action taken with the prior written consent of the Majority Lenders.

23.16	Acquisitions
(a)	No Obligor shall without the prior written consent of the Agent acquire (whether by way of shares or assets) any company or business (separately or in a series of related acquisitions):
(i)	the aggregate value of which exceeds EUR 50,000,000 (or its equivalent in another currency or currencies) in respect of the Obligors (on a combined basis); and
(ii)	the funding of which is fully or partially provided for by the proceeds of a Loan.
(b)	Paragraph (a) above does not apply to the SPA Acquisition.
23.17	Joint Ventures
(a)	Except as permitted under paragraph (b) below, no Obligor shall:
(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)

transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)

Paragraph (a) above does not apply to (i) any acquisition (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Transaction or (ii) if the prior written consent of the Majority Lender is given.

23.18	Change of business

No Obligor shall make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

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23.19	Share capital

No Obligor shall without the prior written consent of the Majority Lenders:

(a)	redeem, purchase, return or make any repayment in respect of any of its share capital or make any capital distribution or enter into any agreement to do so; or
(b)

issue any shares or grant any person any right (whether conditional or unconditional) to call for the issue or allotment of any shares in the capital of such Obligor (including an option or a right of pre-emption or conversion) or enter into any agreement to do any of the foregoing, in each case, other than in accordance with the terms hereof and the terms of the Shareholders' Undertaking Agreement.

23.20	Distributions and withdrawals

No Obligor shall make any Distribution or make or declare any other dividend or distribution to any third party other than dividends or distributions made in accordance with the terms of this Agreement and the terms of the Shareholders' Undertaking Agreement other than the SPA Acquisition and restricted cash balances as provided for in Clause 6.6(a) (Utilisation of Facility for SPA Acquisition) hereof which such distributions shall be permitted notwithstanding the Shareholders' Undertaking Agreement.

23.21	Subordinated Debt

No Obligor shall:

(a)	pay interest on any Subordinated Debt; and/or
(b)	prepay, repay, redeem, purchase or otherwise acquire any Subordinated Debt prior to the Termination Date,

in each case, other than in accordance with the terms of this Agreement and the terms of the Shareholders' Undertaking Agreement.

23.22	Sanctions
(a)

No Borrower shall and shall not permit or authorize any other person on its behalf to use, lend, fund, contribute or otherwise make available all or any part of the proceeds of the Total Commitments to any person for the purpose of funding any trade, business or other similar activities for the benefit of or for any Sanctioned Person, any business activities in or with a Sanctioned Country or in a way that results in any Party becoming subject to or violating any Sanctions.

(b)

Paragraph (a) shall only apply to and for the benefit of any Party if and to the extent that by agreeing to or accepting any rights under or enjoying the benefit of (including by exercising any rights on the grounds of a breach of or with respect to any request under such) such provision does not result in a violation of, or conflict with, Section 7 of the German Foreign Trade Regulations (Außenwirtschaftsverordnung – AWV), Article 5 of the

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Council Regulation (EC) No. 2271/1996 (EU Blocking Statute) or any similar anti-boycott law or regulation applicable to any Party.
23.23	Anti-corruption law

Each Borrower shall:

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and
(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.
23.24	Limitations of undertakings

Notwithstanding the foregoing provisions of this Clause 23 (General undertakings) (but without prejudice to any of the obligations thereunder of any Obligor not incorporated in Germany), the undertakings set out in Clause 23.15 (Merger and agreement on profit), Clause 23.17 (Joint Ventures), Clause 23.18 (Change of business), Clause 23.19 (Share capital), Clause 23.20 (Distributions and withdrawals) and Clause 23.21 (Subordinated Debt) (the "Relevant Undertakings") are not and shall not be given by any German Obligor. However:

(a)

each German Obligor shall give to the Agent not less than twenty (20) Business Days' prior written notice if it or any of its Subsidiaries proposes to take or permit any action or circumstance which, if all the Relevant Undertakings had been given by that German Obligor on the date of this Agreement and had thereafter remained in force, would constitute a breach of any of the Relevant Undertakings;

(b)

the Agent shall be entitled, within ten (10) Business Days of receipt of notice under paragraph (a) above, to request that the relevant German Obligor supplies to the Agent, in sufficient copies for the Lenders, such further relevant information as the Agent (acting reasonably) may consider necessary for the purposes of this Clause 23.24 and such German Obligor shall supply such further information promptly and in any event within ten (10) Business Days of the request therefore, subject to any relevant confidentiality obligations provided that the relevant Obligor has used all reasonable endeavours to procure a release from any such confidentiality obligations;

(c)

if any Lender considers that the relevant action or circumstance (taken alone or together with other actions or circumstances, whether or not permitted hereunder) may have a Material Adverse Effect or materially and adversely affects its interests as a Lender under the Finance Documents, it may so notify the Agent in writing;

(d)

if, by not later than the date ten (10) Business Days after receipt by the Agent of notice pursuant to paragraph (a) above (or, if later and additional information has been requested pursuant to paragraph (b) above, by not later than the date ten (10) Business Days after receipt by the Agent of such additional information if received within the prescribed time or the date ten (10) Business Days after the request therefore if not), the Agent has received notices pursuant to paragraph (c) above from Lenders which constitute the Majority Lenders, the Agent shall promptly notify the Borrower and the Lenders; and

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(e)

if the Agent gives notice to the Borrower pursuant to paragraph (d) above or the relevant action is undertaken or circumstance is permitted before the date two (2) Business Days after the latest time for the receipt by the Agent of notices pursuant to paragraph (d) above, the undertaking of the relevant action or permitting of the relevant circumstances shall immediately constitute an Event of Default provided that, for the avoidance of doubt, no failure of any German Obligor to perform or comply with an obligation under a Relevant Undertaking shall of itself constitute an Event of Default.

24.CONDITIONS SUBSEQUENT

The Borrowers shall ensure that:

(a)	the Target Group Borrower will accede to this Agreement as Additional Borrower in accordance with Clause 27.2 (Additional Borrowers), provided that Clause 27.2(a)(i) shall not apply; and
(b)	each Target Group Guarantor will accede to this Agreement as Additional Guarantor in accordance with Clause 27.4 (Additional Guarantors),

in each case promptly upon the SPA Closing.

25.EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 25 is an Event of Default (save for Clause 25.18 (Acceleration)).

25.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within ten (10) Business Days of its due date.
25.2	Financial covenants and financial indebtedness

Any requirement of Clause 22 (Financial covenants) is not satisfied or any Obligor does not comply with any provision of Clause 23.13 (Financial Indebtedness).

25.3	Other obligations
(a)

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.5 (Information relating to the Sustainability Score Related Margin Adjustment), Clause 25.1 (Non-payment), Clause 22 (Financial covenants) and Clause 23.13 (Financial Indebtedness)).

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(b)	A German Obligor does not comply with an obligation relating to a Relevant Undertaking set out in Clause 23.24 (Limitation of undertakings).
(c)

No Event of Default under paragraph (a) and (b) above will occur if the Agent considers that the failure to comply is capable of remedy and is remedied within twenty (20) Business Days, of the earlier of (A) the Agent giving notice to a Borrower and (B) a Borrower becoming aware of the failure to comply.

25.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

25.5	Cross default
(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).
(d)

Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 25.5 if (i) the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR 25,000,000 (or its equivalent in any other currency or currencies) at any one time, or (ii) any event or circumstance that would otherwise give rise to, or cause an Event of Default to occur, under paragraphs (a) to (d) above is disputed in good faith by the relevant Obligor or Obligors affected thereby by way of appropriate proceedings.

25.6	Insolvency

If:

(a)	any German Obligor or other member of the Group that is incorporated or established or has a place of business in the Federal Republic of Germany:
(i)	is unable to pay its debts as they fall due (Zahlungsunfähigkeit);

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(ii)

commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in sections 17 to 19 of the German Insolvency Act (InsO);

(iii)

files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) or the board of directors or management of any such German Obligor or member of the Group is required by law to file for insolvency; or

(iv)

the competent court takes any of the actions set out in section 21 of the German Insolvency Act (InsO) or the competent court institutes insolvency proceedings against any such German Obligor or member of the Group (Eröffnung des Insolvenzverfahrens); or

(b)	any non-German Obligor or other member of the Group:
(i)	is declared bankrupt or enters into a preliminary or definitive moratorium pursuant to the applicable bankruptcy laws;
(ii)	becomes, or admits to being, unable generally to pay its debts as they fall due; or
(iii)

otherwise becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so or a moratorium is declared in respect of any of its Indebtedness.

25.7	Insolvency and similar proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than (i) a solvent liquidation or reorganisation of any member of the Group which is not an Obligor (ii) in the case of such action by a creditor, a Borrower can demonstrate, by providing opinion of a reputable lawyer to that effect, such action is frivolous, vexatious or an abuse of the process of the court or relates to a claim for which a good defence exists which is being vigorously defended;

(b)	a composition, assignment or arrangement with any creditor of any member of the Group;
(c)

the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the Group or any of its assets (including the directors of any member of the Group requesting a person to appoint any such officer in relation to it or any of its assets); or

(d)	enforcement of any Security over any assets of any member of the Group which is not discharged within thirty (30) calendar days,

or any analogous procedure or step is taken in any jurisdiction.

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25.8	Execution or attachment

Any execution (Zwangsvollstreckung) or attachment (Beschlagnahme) (or any event which under the laws under of any other jurisdiction that has a similar effect) is levied against, or an encumbrancer takes possession of the whole, or any material part, of the assets of a Borrower is not discharged within thirty (30) calendar days.

25.9	Shareholders' Undertaking Agreement
(a)

The Ultimate Parent fails to comply with the provisions of, or does not perform its obligations under, the Shareholders' Undertaking Agreement unless: (i) the Agent considers the relevant non-compliance or non-performance is capable of remedy; and (ii) the relevant non-compliance or non-performance is remedied within twenty (20) Business Days of the earlier of the Agent giving notice to the Ultimate Parent and the date the Ultimate Parent became aware or ought to have reasonably become aware of such non-compliance or non-performance.

(b)

A representation or warranty given by any party in the Shareholders' Undertaking Agreement is incorrect in any material respect and, if the non-compliance or circumstances giving rise to such misrepresentation are capable of remedy, it is not remedied within thirty (30) calendar days of the earlier of the Agent giving notice to the respective party or the respective party becoming aware of the non-compliance or misrepresentation.

25.10	Cessation of business

Any Obligor or the Ultimate Parent suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or substantially all of its business except as a result of a disposal which is a Permitted Transaction.

25.11	Audit qualification
(a)	An Obligor's auditor qualifies such Obligor's audited annual financial statements.
(b)	The auditors of the Mercer Group qualify the audited annual consolidated financial statements of the Ultimate Parent.
25.12	Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor.

25.13	Repudiation and rescission of agreements
(a)

Any Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

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(b)

Any party to the Transaction Documents (other than a Finance Party) rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a Material Adverse Effect.

25.14	Litigation

Any litigation, alternative dispute resolution, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions expressly provided for in the Transaction Documents or against any member of the Group or its assets which has or would have a Material Adverse Effect.

25.15	Unlawfulness

It is or becomes unlawful for any Obligor to perform any of its obligations under the Transaction Documents.

25.16	Environmental matters
(a)	Any Environmental Contamination is discovered on any site owned, leased, occupied or used by any member of the Group which might reasonably be expected to have a Material Adverse Effect.
(b)

Any member of the Group fails to comply with any Environmental Law or any Environmental Permit or an Environmental Claim is made against any member of the Group and as a result a Material Adverse Effect occurs or is reasonably likely to occur.

25.17	Material adverse change

Any situation or event occurs or series of events occur (including a change to any regulation) which has a Material Adverse Effect.

25.18	Acceleration

At any time after the occurrence of (i) an Event of Default set out in Clause 25.1 (Non-payment), Clause 25.2 (Financial covenants and financial indebtedness), Clause 25.6 (Insolvency), Clause 25.7 (Insolvency and similar proceedings), Clause 25.8 (Execution or attachment) in relation to an Obligor and Clause 25.15 (Unlawfulness) or (ii) any other Event of Default and at any time thereafter while such Event of Default is continuing and either the Agent, or as the case may be, the Majority Lenders has or have determined in its or their reasonable opinion taking into account the enforcement value of any Guarantee and Security, that due to said Event of Default the ability of the Obligors to perform any of their obligations under the Finance Documents has been materially impaired and/or the Agent or the Majority Lenders have given consideration to the reasonable concerns of the Obligors and to avoid such notice, the Agent may, and will if so directed by the Majority Lenders, by written notice to the Obligors' Agent do all or any of the following in addition and without prejudice to any other rights or remedies which it or any other Finance Party may have under this Agreement or any of the other Finance Documents:

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(a)	cancel the Total Commitments and/or Ancillary Commitments, whereupon they shall immediately be cancelled;
(b)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;
(d)	exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents.
(e)

declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(f)

declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

26.	CHANGES TO THE LENDERS
26.1	Assignments and transfers by the Lenders
(a)	Subject to this Clause 26, a Lender (the "Existing Lender") may:
(i)	assign any of its rights; or
(ii)	assign and transfer by assumption of contract (Vertragsübernahme) any of its rights and obligations,,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender") provided that no such assignment or assignment and transfer by assumption of contract (Vertragsübernahme) shall be permitted to any person that competes with or operates in a business reasonably similar to a Borrower.

(b)

Subject to Clause 26.2 (Conditions of assignment and assignment and transfer by assumption of contract (Vertragsübernahme)), each Party hereby gives its consent in advance to any assignment and assignment and transfer by assumption of contract (Vertragsübernahme) as referred to in paragraph (a) above. Receipt of a Transfer

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Certificate by the Agent shall constitute notice of the assignment and assignment and transfer by assumption of contract (Vertragsübernahme) and each Party irrevocably authorises (bevollmächtigt) and instructs the Agent to receive each such notice on its behalf and irrevocably agrees that each such notice to be given to such party may be given to the Agent.For the purposes of this Clause 26.1 each Finance Party, which is incorporated or established under the laws of the Federal Republic of Germany hereby releases the Agent from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

26.2	Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)
(a)

The consent of the Obligors' Agent is required for an assignment or an assignment and transfer by assumption of contract (Vertragsübernahme) by an Existing Lender, unless the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) is

(i)	to another Lender or an Affiliate of a Lender; or
(ii)	made at a time when an Event of Default is continuing.

The Obligors' Agent shall be deemed to have given their consent ten (10) calendar days after the Existing Lender has requested it unless the consent is expressly refused by the Obligors' Agent within that time.

(b)	An assignment will only be effective on:
(i)

receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)

performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)

An assignment and transfer by assumption of contract (Vertragsübernahme) will only be effective if the procedure set out in Clause 26.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) is complied with.

(d)	If:
(i)	a Lender assigns or assigns and transfers by assumption of contract (Vertragsübernahme) any of its rights or obligations under the Finance Documents or changes its Facility Office; and

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(ii)

as a result of circumstances existing at the date the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change had not occurred.

(e)

Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

26.3	Assignment or assignment and transfer by assumption of contract (Vertragsübernahme) fee

The New Lender shall, on the date upon which an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) takes effect, pay to the Agent (for its own account) a fee of EUR 3,500.

26.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on

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any information provided to it by the Existing Lender in connection with any Finance Document; and
(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)

accept a re-assignment or a re-assignment and re-transfer by assumption of contract (Vertragsübernahme) from a New Lender of any of the rights and obligations assigned or assigned and transferred by assumption of contract (Vertragsübernahme) under this Clause 26; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5	Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)
(a)

Subject to the conditions set out in Clause 26.2 (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) an assignment and transfer by assumption of contract (Vertragsübernahme) is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 26.9 (Pro rata interest settlement), on the Transfer Date:
(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to assign and transfer by assumption of contract (Vertragsübernahme) its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be lost (being the "Terminated Rights and Obligations");

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Terminated Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

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(iii)

the Agent, the Coordinator, the Arranger, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the assignment and transfer by assumption of contract (Vertragsübernahme) and to that extent the Agent, the Coordinator, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

26.6	Copy of Transfer Certificate or Increase Confirmation to Borrowers

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or Increase Confirmation, send to the Borrower a copy of that Transfer Certificate.

26.7	Security over Lenders' rights
(a)

In addition to the other rights provided to Lenders under this Clause 26.7, each Lender may without consulting with or obtaining consent from any Obligor at any time assign, charge, pledge or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation any assignment, charge, pledge or other Security to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any assignment of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank), except that no such assignment, charge, pledge or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant assignment, charge, pledge or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

(b)

The limitations on assignments or transfers by a Lender set out in any Finance Document, in particular in Clause 26.1 (Assignments and transfers by the Lenders), Clause 26.2 (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) and Clause 26.3 (Assignment or assignment and transfer by assumption of contract (Vertragsübernahme) fee) shall not apply to the creation of Security pursuant to paragraph (a) above.

(c)

The limitations and provisions referred to in paragraph (b) above shall further not apply to any assignment or transfer of rights under the Finance Documents made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement (Verwertung) of Security created pursuant to paragraph (a) above.

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(d)

Any Lender may disclose such Confidential Information as that Lender is required to disclose to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to (or through) whom it creates Security pursuant to paragraph (a) above, and any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) may disclose such Confidential Information to a third party to whom it assigns or transfers (or may potentially assign or transfer) rights under the Finance Documents in connection with the enforcement of such Security.

26.8	Acceding Increase Lenders
(a)

The Obligors’ Agent may, for the purposes of Clause 3 (Accordion Increase), request that an Acceding Increase Lender becomes a party to this Agreement as a "Lender", provided that such Acceding Increase Lender is accepted by the Agent.

(b)

Each of the Parties hereby agrees that an Acceding Increase Lender shall become a party to this Agreement as a "Lender" upon the execution and delivery by such Acceding Increase Lender to the Agent of an Increase Accession Agreement and upon the countersignature by the Agent of such document. Each Party (other than the Agent) hereby irrevocably authorises the Agent to execute a Increase Accession Agreement for this purpose.

(c)

The Agent shall, subject to sub-clause (d), after receipt by it of a duly completed Increase Accession Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Accession Agreement on the relevant Increase Effective Date.

(d)

The Agent shall only be obliged to execute an Increase Accession Agreement delivered to it by an Acceding Increase Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such Acceding Increase Lender.

(e)	On the date that the Agent executes an Increase Accession Agreement:

(i) the Agent, the Sustainability Coordinator, the Coordinator, the Acceding Increase Lender party to that Increase Accession Agreement, the other Lenders and the Obligors shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had that Acceding Increase Lender been an Original Lender with the Participation specified by it in that Increase Accession Agreement; and

(ii) that Acceding Increase Lender shall become a Party as a "Lender".

26.9	Pro rata interest settlement
(a)

If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any assignment or assignment and transfer by assumption of contract (Vertragsübernahme) pursuant to

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Clause 26.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)

the rights assigned or assigned and transferred by assumption of contract (Vertragsübernahme) by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 26.9 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.
27.	CHANGES TO THE OBLIGORS
27.1	Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Borrowers
(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.9 ("Know your customer" checks), the Obligors' Agent may request that any of the Borrowers' wholly owned Subsidiaries becomes an Additional Borrower (Vertragsbeitritt). That Subsidiary shall become an Additional Borrower if:

(i)	all the Lenders approve the addition of that Subsidiary;
(ii)	the Obligors' Agent delivers to the Agent a duly completed and executed Accession Letter;
(iii)	the relevant Subsidiary becomes an Additional Guarantor in accordance with this Agreement;
(iv)	the relevant Borrower confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

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(v)

the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the relevant Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.3	Resignation of a Borrower
(a)	The Obligors' Agent may request that a Borrower (other than an Original Borrower) ceases to be a Borrower by delivering to the Agent a Resignation Letter.
(b)	The Agent shall accept a Resignation Letter and notify the Obligors' Agent and the Lenders of its acceptance if:
(i)	the Obligors' Agent has simultaneously requested that the relevant Borrower shall cease to be a Guarantor in accordance with this Agreement;
(ii)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Obligors' Agent has confirmed this is the case); and
(iii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and Guarantor and shall have no further rights or obligations under the Finance Documents.

27.4	Additional Guarantors
(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.9 ("Know your customer" checks), the Obligors' Agent or the Agent (as the case may be) may request that any of the Borrowers' Subsidiaries organized under the laws of Germany having assets in excess of EUR 3,000,000 become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Obligors' Agent delivers to the Agent a duly completed and executed Accession Letter;

(ii)

the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

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(b)

The Agent shall notify the Obligors' Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.6	Resignation of a Guarantor
(a)	The Obligors' Agent may request that a Guarantor (other than an Original Guarantor) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.
(b)	The Agent shall accept a Resignation Letter and notify the Obligors' Agent and the Lenders of its acceptance if:
(i)	the Obligors' Agent has simultaneously requested that the relevant Guarantor shall cease to be a Borrower (as applicable) in accordance with this Agreement;
(ii)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the relevant Guarantor has confirmed this is the case); and
(iii)	all the Lenders have consented to the relevant Guarantor's request; and

whereupon that company shall cease to be a Borrower and Guarantor and shall have no further rights or obligations under the Finance Documents.

SECTION 10

THE FINANCE PARTIES

28.	ROLE OF THE AGENT, THE ARRANGER AND THE COORDINATOR
28.1	Appointment of the Agent
(a)	Each of the Arranger, the Lenders appoints the Agent to act as its agent and attorney (Stellvertreter) under and in connection with the Finance Documents.
(b)

Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

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(c)

Each of the Arranger and the Lenders hereby exempts the Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which cannot grant such exemption shall notify the Agent accordingly.

28.2	Instructions
(a)	The Agent shall:
(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

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28.3	Duties of the Agent
(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)	Without prejudice to Clause 26.6 (Copy of Transfer Certificate or Increase Confirmation to Borrowers), paragraph(b) above shall not apply to any Transfer Certificate or any Increase Confirmation.
(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Coordinator or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
28.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.5	Role of the Coordinator

Except as specifically provided in the Finance Documents, the Coordinator has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.6	Sustainability Coordinator

Except as specifically provided in the Finance Documents, the Sustainability Coordinator has no obligations of any kind to any other Party under or in connection with any Finance Document.

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28.7	No fiduciary duties
(a)

Nothing in any Finance Document constitutes the Agent, the Coordinator or the Arranger as a trustee (Treuhänder) of any other person. Neither the Agent, the Coordinator nor the Arranger has any financial or commercial duty of care (Vermögensfürsorgepflicht) for any person.

(b)	None of the Agent, the Coordinator, the Arranger or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
28.8	Business with the Group

The Agent, the Coordinator, the Arranger and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.9	Rights and discretions
(a)	The Agent may:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)	assume that:
(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

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(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and
(iii)	any notice or request made by a Borrower is made with the consent and knowledge of all the Obligors.
(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:
(i)	be liable for any error of judgment made by any such person; or
(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)	Without prejudice to the generality of paragraph (g) above, the Agent:
(i)	may disclose; and
(ii)

on the written request of the relevant Borrower, or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Borrowers and to the other Finance Parties.

(i)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Coordinator nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. In particular, and for the avoidance of doubt, nothing in any Finance Document shall be construed so as to constitute an obligation of the Agent or the Arranger to perform any services which it would not be entitled to render pursuant to the provisions of the German Act on Rendering Legal Services (Rechtsdienstleistungsgesetz) or pursuant to the provisions of the German Tax Advisory

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Act (Steuerberatungsgesetz) or any other services that require an express official approval, licence or registration, unless the Agent or Arranger (as the case may be) holds the required approval, licence or registration.

(j)

Notwithstanding any provision of any Finance Document to the contrary, none of the Agent or the Arranger is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it

28.10	Responsibility for documentation

None of the Agent, the Arranger or any Ancillary Lender is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Ancillary Lender, an Obligor or any other person in or in connection with any Finance Document or the Information Memorandum or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.11	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
28.12	Exclusion of liability
(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, or any Ancillary Lender), neither the Agent nor any Ancillary Lender will be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

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(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent or any Ancillary Lender as applicable) may take any proceedings against any officer, employee or agent of the Agent or any Ancillary Lender in respect of any claim it might have against the Agent or any Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or any Ancillary Lender may rely on this Clause pursuant to section 328 para 1 Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Coordinator or the Arranger to carry out:
(i)	any "know your customer" or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent, the Coordinator and the Arranger that it is solely responsible for any such checks it is required to carry out

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and that it may not rely on any statement in relation to such checks made by the Agent, the Coordinator or the Arranger.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

28.13	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to payment systems etc.), notwithstanding the Agent's negligence or any other category of liability whatsoever but not including any claim based on gross negligence, wilful misconduct and/or the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.14	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Munich, Germany as successor by giving notice to the Lenders and the Borrowers.
(b)

Alternatively, the Agent may resign by giving thirty (30) calendar days' notice to the Lenders and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) calendar days after notice of resignation was given, the retiring Agent (after consultation with the Borrowers) may appoint a successor Agent (acting through an office in Germany).

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 28 and any other term of this Agreement dealing with the rights or obligations of

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the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.
(g)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)

After consultation with the Borrowers, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i) the Agent fails to respond to a request under Clause 14.7 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii) the information supplied by the Agent pursuant to Clause 14.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii) the Agent notifies the Borrowers and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

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28.15	Replacement of the Agent
(a)

After consultation with the Borrowers, the Majority Lenders may, by giving thirty (30) calendar days' notice to the Agent replace the Agent by appointing a successor Agent (acting through an office in Germany, Luxembourg or the United Kingdom).

(b)

The retiring Agent shall (at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
28.16	Confidentiality
(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
28.17	Relationship with the Lenders
(a)

Subject to Clause 26.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender

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under the Finance Documents. Such notice shall contain the address, and (where communication by electronic mail or other unencrypted electronic means is permitted under Clause 33.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and paragraph (a)(ii) of Clause 33.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.18	Credit appraisal by the Lenders and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent, the Coordinator, the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;
(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.19	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

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29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
30.	SHARING AMONG THE FINANCE PARTIES
30.1	Payments to Finance Parties
(a)

Subject to paragraph (b) below, if a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;
(ii)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Ancillary Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.
30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 31.5 (Partial payments).

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30.3	Recovering Finance Party's rights
(a)

On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party shall be entitled to receive by way of assignment the rights of the Finance Parties to the extent they have shared in the redistribution.

(b)

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)

that Recovering Finance Party's rights of assignment in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed and the Recovering Finance Party shall re-assign any claims assigned to it pursuant to paragraph (a) of Clause 30.3 (Recovering Finance Party's rights).

30.5	Exceptions
(a)

This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.6	Ancillary Lenders
(a)	This Clause 30 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 25.18 (Acceleration).
(b)	Following service of notice under Clause 25.18 (Acceleration), this Clause 30 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or

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recovery represents a reduction of the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings.

SECTION 11

ADMINISTRATION

31.	PAYMENT MECHANICS
31.1	Payments to the Agent
(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

31.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback
(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds

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of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

31.5	Partial payments
(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent or the Arranger under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(i) to (iii) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
31.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement. Any New Lender and any recipient of security over Lenders' rights according to Clause 26.7 (Security over Lenders' rights) may rely on this Clause 31.6, in the case of any New Lender to whom rights have been assigned according to paragraph (b) of Clause 26.2 (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) and any recipient of security over Lenders' rights, pursuant to section 328 para 1 of the Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

31.7	Business Days
(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

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31.8	Currency of account
(a)	Subject to paragraphs (b) and (c) below, euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.
31.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

31.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrowers that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an

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amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
32.	SET-OFF
(a)

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents against any satisfiable (erfüllbar) obligation (within the meaning of section 387 Civil Code (Bürgerliches Gesetzbuch)) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)

Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

33.	NOTICES
33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter or unencrypted email, even if the content may be subject to confidentiality and banking secrecy.

33.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each Original Obligor, that identified with its name below;
(b)	in the case of each Lender, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(c)	in the case of the Agent, that identified with its name below,

or any substitute address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.

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33.3	Delivery
(a)

Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received (zugegangen), in particular if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)

Any communication or document by the Finance Parties to the Obligors may be made or delivered to any Obligors' Agent for its own account and for the account of the Obligors. For that purpose each Obligor appoints any Obligors' Agent as its agent of receipt (Empfangsvertreter).

(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4	Notification of address

Promptly upon changing its address, the Agent shall notify the other Parties.

33.5	Electronic communication
(a)

Any communication (even if the content may be subject to confidentiality and banking secrecy) to be made between any two Parties under or in connection with the Finance Documents may be made by unencrypted electronic mail or other unencrypted electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.
(b)

Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

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(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 33.5.
33.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES
34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence (Beweis des ersten Anscheins) of the matters to which they relate.

34.2	Certificates and Determinations
(a)

The Finance Parties make the certifications or determinations of a rate or amount under any Finance Document in the exercise of their unilateral right to specify performance (einseitiges Leistungsbestimmungsrecht) which they will exercise with reasonable discretion (billiges Ermessen).

(b)

The Parties agree not to dispute in any legal proceeding the correctness of the determinations and certifications of a rate or amount made by a Finance Party under any Finance Document unless the determinations or certifications are inaccurate on their face or gross negligence or fraud can be shown.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of calendar days elapsed and a year of

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360 calendar days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

The Parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties intent to uphold this Agreement even without the void, invalid or ineffective provisions.

The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS
37.1	Required consents
(a)

Subject to Clause 37.2 (All Lender matters) and Clause 37.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.
37.2	All Lender matters

Subject to Clause 37.4 (Replacement of Screen Rate) an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;
(c)

a reduction in the Margin (including via a direct change of the maximum amount of the Sustainability Margin Adjustment, but excluding, for the avoidance of doubt, any amendment or waiver which relates to the provisions dealing with the Sustainability KPI's)

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or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(d)

an increase in any Commitment (other than in accordance with Clause 3 (Accordion Increase), an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(e)	a change to the Borrowers or Guarantors (other than, for the avoidance of doubt, a change to the Parties pursuant to the operation of Clause 27 (Changes to the Obligors));
(f)	paragraph (g) of the definition of Permitted Encumbrances in connection with clause 2.1.2 of the Shareholders' Undertaking Agreement;
(g)	any provision which expressly requires the consent of all the Lenders;
(h)

Clause 2.3 (Finance Parties' rights and obligations), Clause 9.1 (Illegality), Clause 9.2 (Change of control), Clause 9.7 (Application of prepayments), Clause 20.23 (Sanctions), Clause 23.22 (Sanctions), Clause 26 (Changes to the Lenders), Clause 27 (Changes to the Obligors), Clause 30 (Sharing among the Finance Parties), this Clause 37, Clause 40 (Governing law) or Clause 41.1 (Jurisdiction); or

(i)	the nature or scope of the guarantee and indemnity granted under Clause 19 (Guarantee and indemnity),

shall not be made without the prior consent of all the Lenders.

37.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, the Coordinator, the Arranger or any Ancillary Lender (each in their capacity as such) may not be effected without the consent of the Agent, the Coordinator, the Arranger or that Ancillary Lender, as the case may be.

37.4	Replacement of Screen Rate
(a)	Subject to Clause 37.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to the Screen Rate for euro any amendment or waiver which relates to:
(i)	providing for the use of a Replacement Benchmark in relation to euro in place of that Screen Rate; and

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;
(B)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

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(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(b)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within ten (10) Business Days (or such longer time period in relation to any request which the relevant Borrower and the Agent may agree) of that request being made:

(i)

its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Benchmark" means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for the Screen Rate by:

(i) the administrator of the Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by the Screen Rate); or

(ii) any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or
(c)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to the Screen Rate.

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"Screen Rate Replacement Event" means, in relation to the Screen Rate:

(a)	the methodology, formula or other means of determining the Screen Rate has, in the opinion of the Majority Lenders, and the Obligors materially changed;

(A)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(ii)

the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;

(iii)	the supervisor of the administrator of the Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued; or
(iv)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used; or

(b)

the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or
(ii)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than fifteen (15) Business Days; or
(c)	in the opinion of the Majority Lenders and the Obligors, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
37.5	Disenfranchisement of Defaulting Lenders
(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:
(i)	the Majority Lenders; or
(ii)	whether:
(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or

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(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitment under the Facility will be reduced by the amount of its Available Commitment under the Facility and to the extent that that reduction results in that Defaulting Lender's Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 37.5, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;
(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

37.6	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within fifteen (30) Business Days (unless the Borrowers and the Agent agree to a longer time period in relation to any request) of that request being made:

(a)

its Commitment shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
37.7	Replacement of a Defaulting Lender
(a)	The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten (10) Business Days' prior written notice to the Agent and such Lender:
(i)

replace such Lender by requiring such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; or

(ii)	require such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender ,

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to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Borrowers and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)

in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 26.8 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrowers and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:
(i)	the Borrowers shall have no right to replace the Agent;
(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;
(iii)	the transfer must take place no later than thirty (30) calendar days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(v)

the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)

The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

38.	CONFIDENTIAL INFORMATION
38.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 26.7 (Security over Lenders' rights), Clause 38.2 (Disclosure of Confidential Information) and Clause 38.3 (Disclosure to numbering

Germany 13105994.15	125

service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)

to (or through) whom it assigns or assigns and transfers by way of assumption of contract (Vertragsübernahme) (or may potentially assign or assign and transfer by way of assumption of contract (Vertragsübernahme)) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 28.17 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

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(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.7 (Security over Lenders' rights);

(viii)	who is a Party; or
(ix)	with the consent of the Borrowers;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(iv), (b)(v) and (b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

38.3	Disclosure to numbering service providers
(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in

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respect of this Agreement, the Facility and/or one or more Obligors the following information:
(i)	names of Obligors;
(ii)	country of domicile of Obligors;
(iii)	place of incorporation of Obligors;
(iv)	date of this Agreement;
(v)	Clause 40 (Governing law);
(vi)	the names of the Agent, the Coordinator and the Arranger;
(vii)	date of each amendment and restatement of this Agreement;
(viii)	amounts of, and names of, the Facility (and any tranches);
(ix)	amount of Total Commitments;
(x)	currency of the Facility;
(xi)	type of Facility;
(xii)	ranking of Facility;
(xiii)	Termination Date for Facility;
(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)such other information agreed between such Finance Party and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xv)of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.
(d)	The Agent shall notify the Borrowers and the other Finance Parties of:
(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

Germany 13105994.15	128

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
38.4	Entire agreement

This Clause 38 and Clause 26.7 (Security over Lenders' rights) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing, trading and tipping and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(iv) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.
38.7	Continuing obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
38.8	Electronic Communication

For reasons of technical practicality, electronic communication may be sent in unencrypted form, even if the content may be subject to confidentiality and banking secrecy.

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39.	CONFIDENTIALITY OF FUNDING RATES
39.1	Confidentiality and disclosure
(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.
(b)	The Agent may disclose:
(i)	any Funding Rate to the relevant Borrower pursuant to Clause 10.5 (Notification of rates of interest); and

(ii) any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender, as the case may be.

(c)	The Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:
(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

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(iv)	any person with the consent of the relevant Lender, as the case may be.
39.2	Related obligations
(a)

The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 39.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 39.
39.3	No Event of Default

No Event of Default will occur under Clause 25.3 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 39.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

40.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by German law.

41.	ENFORCEMENT
41.1	Jurisdiction
(a)

The courts of Munich, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of Munich, Germany, are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)

This 41.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

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42.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)
(a)

The Parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of electronic photocopy.

(b)

If the Parties to this Agreement choose to conclude this Agreement pursuant to paragraph (a) above, they will transmit the signed signature page(s) of this Agreement to Dentons Europe LLP, attention to Axel Schlieter (axel.schlieter@dentons.com) or Julia Heitmann (julia.heitmann@dentons.com) (each a "Recipient"). The Agreement will be considered concluded once one Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all Parties to this Agreement (whether by way of electronic photocopy or other means of telecommunication) and at the time of the receipt of the last outstanding signature page(s) by such one Recipient.

(c)

For the purposes of this Clause 42 only, the Parties to this Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all Parties to this Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SIGNATURES

THE ORIGINAL BORROWERS

ZELLSTOFF- UND PAPIERFABRIK ROSENTHAL GMBH

By:	/s/ Leonhard Nossol	By:
	Name: Leonhard Nossol		Name:
	Title: Managing Director		Title:

Address:	Zellstoff- und Papierfabrik Rosenthal GmbH
Hauptstrasse 16
07366 Rosenthal am Rennsteig
Federal Republic of Germany

Email:	Leonhard.Nossol@mercerint.com

Attention:	Leonhard Nossol, Managing Director

MERCER TIMBER PRODUCTS GMBH

By:	/s/ Torsten Kröger	By:
	Name: Torsten Kröger		Name:
	Title: Managing Director		Title:

Address:	Mercer Timber Products GmbH
Am Bahnhof 123
07929 Saalburg-Ebersdorf
Federal Republic of Germany

Email:	Torsten.Kroeger@mercerint.com
Attention:	Torsten Kröger, Managing Director

ZELLSTOFF STENDAL GMBH

By:	/s/ André Listemann	By:
	Name: André Listemann		Name:
	Title: Managing Director		Title:

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Address:	Zellstoff Stendal GmbH
Goldbecker Strasse 1
39596 Arneburg
Federal Republic of Germany

Email:	Andre.Listemann@mercerint.com

Attention:	André Listemann, Managing Director

MERCER HOLZ GMBH

By:	/s/ Wolfgang Beck	By:
	Name: Wolfgang Beck		Name:
	Title: Managing Director		Title:

Address:	Mercer Holz GmbH
Hauptstrasse 16
07366 Rosenthal am Rennsteig
Federal Republic of Germany

Email:	Wolfgang.Beck@mercerint.com
Attention:	Wolfgang Beck, Managing Director

STENDAL PULP HOLDING GMBH

By:	/s/ Adolf Koppensteiner	By:	/s/ David Ure
	Name: Adolf Koppensteiner		Name: David Ure
	Title: Managing Director		Title: Managing Director

Address:	Stendal Pulp Holding GmbH
Charlottenstrasse 59
10117 Berlin
Federal Republic of Germany

Email:	David Ure@mercerint.com
Attention:	David Ure, Managing Director

ZELLSTOFF STENDAL TRANSPORT GMBH

By:	/s/ André Listemann	By:
	Name: André Listemann		Name:
	Title: Managing Director		Title:

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Address:	Zellstoff Stendal Transport GmbH
Goldbecker Strasse 38
39596 Arneburg
Federal Republic of Germany

Email:	Andre.Listemann@mercerint.com
Attention:	André Listemann, Managing Director

MERCER TIMBER PRODUCTS STENDAL GMBH

By:	/s/ Carsten Merforth	By:
	Name: Dr. Carsten Merforth		Name:
	Title: Managing Director		Title:

Address:	Mercer Timber Products Stendal GmbH
Goldbecker Straße 1
39596 Arneburg
Federal Republic of Germany

Email:	Carsten.Merforth@mercerint.com
Attention:	Dr. Carsten Merforth, Managing Director

THE ORIGINAL GUARANTORS

ZELLSTOFF- UND PAPIERFABRIK ROSENTHAL GMBH

By:	/s/ Leonhard Nossol	By:
	Name: Leonhard Nossol		Name:
	Title: Managing Director		Title:

Address:	Zellstoff- und Papierfabrik Rosenthal GmbH
Hauptstrasse 16
07366 Rosenthal am Rennsteig
Federal Republic of Germany

Email:	Leonhard.Nossol@mercerint.com

Attention:	Leonhard Nossol, Managing Director

MERCER TIMBER PRODUCTS GMBH

By:	/s/ Torsten Kröger	By:
	Name: Torsten Kröger		Name:
	Title: Managing Director		Title:

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Address:	Mercer Timber Products GmbH
Am Bahnhof 123
07929 Saalburg-Ebersdorf
Federal Republic of Germany

Email:	Torsten.Kroeger@mercerint.com
Attention:	Torsten Kröger, Managing Director

ZELLSTOFF STENDAL GMBH

By:	/s/ André Listemann	By:
	Name: André Listemann		Name:
	Title: Managing Director		Title:

Address:	Zellstoff Stendal GmbH
Goldbecker Strasse 1
39596 Arneburg
Federal Republic of Germany

Email:	Andre.Listemann@mercerint.com

Attention:	André Listemann, Managing Director

MERCER HOLZ GMBH

By:	/s/ Wolfgang Beck	By:
	Name: Wolfgang Beck		Name:
	Title: Managing Director		Title:

Address:	Mercer Holz GmbH
Hauptstrasse 16
07366 Rosenthal am Rennsteig
Federal Republic of Germany

Email:	Wolfgang.Beck@mercerint.com
Attention:	Wolfgang Beck, Managing Director

STENDAL PULP HOLDING GMBH

By:	/s/ Adolf Koppensteiner	By:	/s/ David Ure
	Name: Adolf Koppensteiner		Name: David Ure
	Title: Managing Director		Title: Managing Director

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Address:	Stendal Pulp Holding GmbH
Charlottenstrasse 59
10117 Berlin
Federal Republic of Germany

Email:	David Ure@mercerint.com
Attention:	David Ure, Managing Director

ZELLSTOFF STENDAL TRANSPORT GMBH

By:	/s/ André Listemann	By:
	Name: André Listemann		Name:
	Title: Managing Director		Title:

Address:	Zellstoff Stendal Transport GmbH
Goldbecker Strasse 38
39596 Arneburg
Federal Republic of Germany

Email:	Andre.Listemann@mercerint. com
Attention:	André Listemann, Managing Director

MERCER PULP SALES GMBH

By:	/s/ Uwe Bentlage	By:	/s/ Nils Hegerding
	Name: Uwe Bentlage		Name: Nils Hegerding
	Title: Managing Director		Title: Managing Director

Address:	Mercer Pulp Sales GmbH
Charlottenstrasse 59
10117 Berlin
Federal Republic of Germany

Email:	Uwe.Bentlage@mercerint.com
Attention:	Uwe Bentlage, Managing Director

MERCER TIMBER PRODUCTS STENDAL GMBH

By:	/s/ Carsten Merforth	By:
	Name: Dr. Carsten Merforth		Name:
	Title: Managing Director		Title:

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Address:	Mercer Timber Products Stendal GmbH
Goldbecker Straße 1
39596 Arneburg
Federal Republic of Germany

Email:	Carsten.Merforth@mercerint.com
Attention:	Dr. Carsten Merforth, Managing Director

THE ARRANGER

UNICREDIT BANK AG

By:	/s/ Frank Biburger	By:	/s/ Alberto Covelli
	Name: Frank Biburger		Name: Alberto Covelli
	Title: MD		Title: Director

Address:	UniCredit Bank AG
Arabellastrasse 14
81925 Munich
Federal Republic of Geimany

Email:	alberto.covelli@unicredit.de

Attention:	Alberto Covelli

Email:	Kerstin.Weinling@unicredit.de

Attention:	Kerstin Weinling

COMMERZBANK AG, BERLIN BRANCH

By:	/s/ Uwe Prinz	By:	/s/ Thomas Leopold
	Name: Uwe Prinz		Name: Thomas Leopold
	Title: Director		Title: Director

Address:	Commerzbank AG, Berlin Branch
Large Corporates Region East
Lützowplatz 4
D- 10785 Berlin

Email:	bianca.bahn@commerzbank.com

Attention:	Bianca Balm

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Email:	gs-mo5. 1 .lcentralloanbookluxembourg@commerzbank.com

Attention:	Anna Wojtal

LANDESBANK BADEN-WURTTEMBERG

By:	/s/ Ingo Bach	By:	/s/ Cathleen Junge
	Name: Ingo Bach		Name: Cathleen Junge
	Title: Director		Title: Associate Director

Address:	Landesbank Baden-Wiirttemberg
Am Hauptbahnhof 2
70173 Stuttgart
Federal Republic of Germany

Email:	tino.petzold@lbbw.de

Attention:	Tino Petzold

THE COORDINATOR

UNICREDIT BANK AG

By:	/s/ Frank Biburger	By:	/s/ Alberto Covelli
	Name: Frank Biburger		Name: Alberto Covelli
	Title: MD		Title: Director

Address:	UniCredit Bank AG
Arabellastrasse 14
81925 Munich
Federal Republic of Germany

Email:	alberto.covelli@unicredit.de

Attention:	Alberto Covelli

Email:	Kerstin.Weinling@unicredit.de

Attention:	Kerstin Weinling

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THE AGENT

UNICREDIT BANK AG

By:	/s/ Massimo Orlandi	By:	/s/ Alexandra Brückner
	Name: Massimo Orlandi		Name: Alexandra Brückner
	Title: Managing Director		Title: Analyst

Address:	UniCredit Bank AG
Arabellastrasse 14
81925 Munich
Federal Republic of Germany

Email:	Manuela.Schoettner-Ullrich@unicredit.de

Attention:	Manuela Schoettner-Ullrich

THE SUSTAINABILITY COORDINATOR

UNICREDIT BANK AG

By:	/s/ Frank Biburger	By:	/s/ Alberto Covelli
	Name: Frank Biburger		Name: Alberto Covelli
	Title: M D		Title: Director

Address:	UniCredit Bank AG
Arabellastrasse 14
81925 Munich
Federal Republic of Germany

Email:	alberto.covelli@unicredit.de

Attention:	Alberto Covelli

Email:	Kerstin.Weinling@unicredit.de

Attention:	Kerstin Weinling

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THE ORIGINAL LENDER

BARCLAYS BANK IRELAND PLC

By:	/s/ Mark Pope
Name: Mark Pope
Title: Assistant Vice President

Address:	Barclays Bank Ireland PLC
One Molesworth Street
Dublin 2
Ireland, D02 RF29

Email:	Mark.Pope@barclays.com

Attention:	Mark

COMMERZBANK AG, BERLIN BRANCH

By:	/s/ Uwe Prinz	By:	/s/ Thomas Leopold
	Name: Uwe Prinz		Name: Thomas Leopold
	Title: Director		Title: Director

Address:	Commerzbank AG, Berlin Branch
Large Corporates Region East
Lützowplatz 4
D-10785 Berlin

Email:	bianca.bahn@commerzbank.com

Attention:	Bianca Bahn

Email:	gs-mo5.1.1centralloanbookluxembourg@commerzbank.com

Attention:	Anna Wojtal

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CREDIT SUISSE (DEUTSCHLAND) AKTIENGESELLSCHAFT

By:	/s/ Garrett Lvnskey	By:	/s/ Andrew Senicki
	Name: Garrett Lynskey		Name: Andrew Senicki
	Title: Authorised Signatory		Title: VP

Address:	Credit Suisse (Deutschland) Aktiengesellschaft
Taunustor 1
60310 Frankfurt am Main
Germany

Email:	andrew.senicki@credit-suisse.com

Attention:	Andrew Senicki

Email:	list.csfbi-loans-grp@credit-suisse.com

Attention:	Loan Operations

LANDESBANK BADEN-WÜRTTEMBERG

By:	/s/ Ingo Bach	By:	/s/ Cathleen Junge
	Name: Ingo Bach		Name: Cathleen Junge
	Title: Director		Title: Associate Director

Address:	Landesbank Baden-Württemberg
Am Hauptbahnhof 2
70173 Stuttgart
Federal Republic of Germany

Email:	tino.petzold@lbbw.de

Attention:	Tino Petzold

ROYAL BANK OF CANADA

By:	/s/ David Heyes	By:
	Name: David Heyes		Name:
	Title: Director		Title:

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Address:	Royal Bank of Canada
100 Bishopsgate
London
EC2N 4AA

Email:	Glalosy@rbc.com

Attention:	Global Loans Administration

UNICREDIT BANK AG

By:	/s/ Alberto Cavelli	By:	/s/ Frank Biburger
	Name: Alberto Cavelli		Name: Frank Biburger
	Title: Director		Title: M D

Address:	UniCredit Bank AG
Arabellastrasse 14
81925 Munich
Federal Republic of Germany

Email:	alberto.covelli@unicredit.de

Attention:	Alberto Covelli

Email:	Kerstin.Weinling@unicredit.de

Attention:	Kerstin Weinling

Germany 13105994.15	143